AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2007
                                                      REGISTRATION NO. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                          EMPIRE PETROLEUM CORPORATION
                 (Name of small business issuer in its charter)
                                  ------------

           Delaware                          1311                      73-1238709
  (State or jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification Number)

                           8801 South Yale, Suite 120
                              Tulsa, Oklahoma 74137
                                 (918) 488-8068
        (Address and telephone number of principal executive offices and principal place of business)
                                  ------------

                               Albert E. Whitehead
                           8801 South Yale, Suite 120
                              Tulsa, Oklahoma 74137
                                 (918) 488-8068
            (Name, address and telephone number of agent for service)
                                  ------------

                                 WITH COPIES TO:

                               J. Ryan Sacra, Esq.
                             Jason B. Coutant, Esq.
                              Conner & Winters, LLP
                            4000 One Williams Center
                              Tulsa, Oklahoma 74172
                                 (918) 586-5711
                                  ------------

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
==========================================================================================
TITLE OF EACH                           PROPOSED         PROPOSED
  CLASS OF                              MAXIMUM          MAXIMUM
SECURITIES TO       AMOUNT TO BE    OFFERING PRICE      AGGREGATE          AMOUNT OF
BE REGISTERED       REGISTERED(1)     PER SHARE(2)   OFFERING PRICE(2)   REGISTRATION FEE
------------------ --------------- ---------------- ------------------- ------------------
Common Stock,       15,312,500(3)       $0.1025        $1,569,531.25          $48.18
$0.001 par value
------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of $0.1025 per share, the average high ($0.105) and low ($0.10) sales prices of our common stock, as reported by the NASDAQ's OTC Bulletin Board for June 29, 2007, which was two business days prior to this filing. There were no sales made in our common stock one business day prior to this filing.

(3) Represents 12,250,000 shares issued by us in private placements and 3,062,500 shares issuable by us upon the exercise of warrants issued by us in private placements, as further described herein.

                                  ------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED JULY 3, 2007


                                15,312,500 Shares

                          EMPIRE PETROLEUM CORPORATION

                                  Common Stock

                                 --------------

         This prospectus relates to the offer and resale of up to 15,312,500 shares of our common stock that may be sold from time to time by the selling shareholders identified under the heading "Selling Shareholders" contained herein, including up to 12,250,000 shares of our common stock and up to 3,062,500 shares of our common stock that may be issued upon the exercise of certain warrants, which were sold by us to the selling shareholders in (i) a private placement completed September 2006 of 7,250,000 shares of our common stock and warrants to acquire up to 1,812,500 shares of our common stock and
(ii) a private placement completed April 2007 of 5,000,000 shares of our common stock and warrants to acquire up to 1,250,000 shares of our common stock. We received proceeds from the sale of our common stock under the private placements as described in this prospectus and may receive additional proceeds from the sale of our common stock in the event any of the warrants issued in the private placements are exercised. We will not receive any proceeds from the resale of our common stock by the selling shareholders pursuant to this offering.

         Our common stock is traded on the National Association of Securities Dealers Automatic Quotation (NASDAQ) over-the-counter bulletin board under the symbol "EMPR." On June 29, 2007, the last reported sales price of our common stock was $0.10 per share.


         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE "RISK FACTORS" ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is          .

TABLE OF CONTENTS
                                                                            Page

RISK FACTORS.............................................................     3
THIS PROSPECTUS CONTAINS FORWARD
   LOOKING STATEMENTS....................................................     6
USE OF PROCEEDS..........................................................     6
SELLING SHAREHOLDERS.....................................................     6
PLAN OF DISTRIBUTION.....................................................     8
LEGAL PROCEEDINGS........................................................     9
MANAGEMENT...............................................................     9
EXECUTIVE COMPENSATION...................................................    10
BUSINESS.................................................................    13
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS............................................................    15
CERTAIN RELATIONSHIPS AND RELATED
   TRANSACTIONS..........................................................    18
DIRECTOR INDEPENDENCE....................................................    18
MARKET FOR COMMON EQUITY AND RELATED
  STOCKHOLDER MATTERS....................................................    19
DESCRIPTION OF PROPERTY..................................................    19
DESCRIPTION OF CAPITAL STOCK.............................................    20
INDEMNIFICATION OF OFFICERS, DIRECTORS AND
  OTHERS.................................................................    21
LEGAL MATTERS............................................................    21
EXPERTS..................................................................    21
FINANCIAL STATEMENTS.....................................................   F-1

                                 --------------

         YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

         UNTIL OCTOBER 2, 2007, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

         UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "EMPIRE," THE "COMPANY," THE "REGISTRANT", "WE," "US" AND "OUR" REFER TO EMPIRE PETROLEUM CORPORATION.


                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes a part of a registration statement on Form SB-2 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus does not contain all the information that is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         We also file annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect and copy the registration statement and the reports and other information we file with the Commission at the public reference room maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions website on the Internet at HTTP://WWW.SEC.GOV.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF THE SIGNIFICANT RISKS DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISKS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK. THESE ARE NOT THE ONLY RISKS AND UNCERTAINTIES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE PRESENTLY UNAWARE OF OR CURRENTLY CONSIDER IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

RISKS RELATING TO THE COMPANY

WE DO NOT HAVE ANY SIGNIFICANT ON-GOING INCOME PRODUCING OIL AND GAS PROPERTIES AND WE HAVE LIMITED FINANCIAL RESOURCES.

         For the past three fiscal years, we have financed our operations primarily from sales of equity securities and advances made to the us by Albert
E. Whitehead, our Chief Executive Officer. There is no assurance that we will be able to continue to finance our operations through the sale of equity securities or loans or advances by third parties. In addition, Mr. Whitehead has no obligation to advance us any additional money, and there is no assurance that he will do so.

THE REPORT OF OUR INDEPENDENT AUDITOR REGARDING OUR FINANCIAL STATEMENTS HAS BEEN MODIFIED BECAUSE OF A GOING CONCERN UNCERTAINTY.

         We reported losses of $318,032 and $158,191 for the years ended December 31, 2006 and 2005, respectively. We also have an accumulated deficit of $9,096,978 as of December 31, 2006. We can provide no assurance that we will be profitable in the future and, if we do not become profitable, we may have to suspend our operations. As a result of the foregoing, the audit report of our independent auditors relating to our financial statements has been modified because of a going concern uncertainty. If we are able to raise the funds necessary to continue our operations, our future performance will be dependent on the successful drilling results of our inventory of unproved locations in Wyoming and Nevada. The failure of drilling activities to achieve sufficient quantities of economically attractive reserves and production would have a material adverse effect on our liquidity, operations and financial results.

WE COULD BE ADVERSELY AFFECTED BY FLUCTUATIONS IN OIL AND GAS PRICES.

         Even if our drilling activities achieve commercial quantities of economically attractive reserves and production revenue, we will remain subject to prevailing prices for oil, natural gas and natural gas liquids, which are dependent upon numerous factors such as weather, economic, political and regulatory developments and competition from other sources of energy. The volatile nature of the energy markets makes it particularly difficult to estimate future prices of oil, natural gas and natural gas liquids. Prices of oil, natural gas and natural gas liquids are subject to wide fluctuations in response to relatively minor changes in circumstances, and there can be no assurance that future prolonged decreases in such prices will not occur. All of these factors are beyond our control. Any significant decline in oil and gas prices could have a material adverse effect on our liquidity, operations and financial condition.

WE COULD BE ADVERSELY AFFECTED BY INCREASED COSTS OF SERVICE PROVIDERS UTILIZED BY US.

         In accordance with customary industry practice, we rely on independent third party service providers to provide most of the services necessary to drill new wells, including drilling rigs and related equipment and services, horizontal drilling equipment and services, trucking services, tubulars, fracing and completion services and production equipment. The industry has recently experienced significant price increases for these services and this trend is expected to continue into the future. These cost increases could, in the future, significantly increase our development costs and decrease the return possible from drilling and development activities, and possibly render the development of certain proved undeveloped reserves uneconomical.

WE ARE SUBJECT TO NUMEROUS DRILLING AND OPERATING RISKS.

         Oil and gas drilling activities are subject to numerous risks, many of which are beyond our control. Our operations may be curtailed, delayed or canceled as a result of title problems, weather conditions, compliance with governmental requirements, mechanical difficulties and shortages or delays in the delivery of equipment. In addition, our properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

OUR INSURANCE POLICIES MAY NOT ADEQUATELY PROTECT US AGAINST CERTAIN UNFORESEEN RISKS.

         In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described herein. There can be no assurance that any insurance will be adequate to cover our losses or liabilities. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

OUR ACTIVITIES ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

         Oil and gas operations are subject to various federal, state and local governmental regulations that may be changed from time to time in response to economic or political conditions. From time to time, regulatory agencies have imposed price controls and limitations on production in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. To date, expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant in relation to our operations. There can be no assurance that the trend of more expansive and stricter environmental legislation and regulations will not continue.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL RISKS, AND GOVERNMENTAL REGULATION RELATING TO ENVIRONMENTAL MATTERS.

         We are subject to a variety of federal, state and local governmental laws and regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous materials. These regulations subject us to increased operating costs and potential liability associated with the use and disposal of hazardous materials. Although these laws and regulations have not had a material adverse effect on our financial condition or results of operations, there can be no assurance that we will not be required to make material expenditures in the future. Moreover, we anticipate that such laws and regulations will become increasingly stringent in the future, which could lead to material costs for environmental compliance and remediation by us. Any failure by us to obtain required permits for, control the use of, or adequately restrict the discharge of hazardous substances under present or future regulations could subject us to substantial liability or could cause our operations to be suspended. Such liability or suspension of operations could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO INTENSE COMPETITION.

         We operate in a highly competitive environment and compete with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

WE CURRENTLY DEPEND ON THE OUR CHIEF EXECUTIVE OFFICER.

         We are dependent on the experience, abilities and continued services of our current Chief Executive Officer and President, Albert E. Whitehead. Mr. Whitehead has played a significant role in our development and management. The loss or reduction of services of Mr. Whitehead could have a material adverse effect on us.

RISKS RELATING TO OUR COMMON STOCK

OUR COMMON STOCK IS THINLY TRADED.

         There has been a limited public trading market for our common stock, and there can be no assurance that an active trading market will be sustained. There can be no assurance that the common stock will trade at or above any particular price in the public market, if at all. The trading price of the common stock could be subject to significant fluctuations in response to variations in quarterly operating results or even mild expressions of interest on a given day. Accordingly, the common stock should be expected to experience substantial price changes in short periods of time. Even if we are performing according to our plan and there is no legitimate company-specific financial basis for this volatility, it must still be expected that substantial percentage price swings will occur in our common stock for the foreseeable future.

CERTAIN OF OUR RESTRICTED SHARES WILL BE ELIGIBLE FOR SALE IN THE FUTURE WHICH COULD AFFECT THE PREVAILING MARKET PRICE OF OUR COMMON STOCK.

         Certain of the outstanding shares of our common stock are "restricted securities" under Rule 144 of the Securities Act, and (except for shares purchased by "affiliates" of the company as such term is defined in Rule 144) would be eligible for sale as the applicable holding periods expire. In the future, these shares may be sold only pursuant to a registration statement under the Securities Act or an applicable exemption, including pursuant to Rule 144. Under Rule 144, a person who has owned common stock for at least one year may, under certain circumstances, sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. A person who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned the restricted securities for the last two years is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. Sale or the expectation of sales of a substantial number of shares of common stock in the public market by selling stockholders could adversely affect the prevailing market price of the common stock, possibly having a depressive effect on any trading market for the common stock, and may impair our ability to raise capital at that time through additional sales of our equity securities.

WE DO NOT EXPECT TO DECLARE OR PAY ANY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not declared or paid any dividends on our common stock. We currently intend to retain future earnings to fund the development and growth of our businesses, to repay indebtedness and for general corporate purposes, and therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future.

OUR COMMON STOCK MAY BE SUBJECT TO SECONDARY TRADING RESTRICTIONS RELATED TO PENNY STOCKS.

         Certain transactions involving the purchase or sale of our common stock may be affected by a Commission rule for "penny stocks" that imposes additional sales practice burdens and requirements upon broker-dealers that purchase or sell such securities. For transactions covered by this penny stock rule, broker-dealers must make certain disclosures to purchasers prior to purchase or sale. Consequently, the penny stock rule may impede the ability of broker-dealers to purchase or sell our securities for their customers and the ability of persons now owning or subsequently acquiring our securities to resell such securities.

FUTURE SALES BY OUR SHAREHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

WE MAY ISSUE ADDITIONAL EQUITY SECURITIES, WHICH WOULD LEAD TO FURTHER DILUTION OF OUR ISSUED AND OUTSTANDING STOCK.

         The issuance of additional common stock or securities convertible into our common stock would result in further dilution of the ownership interest in us held by existing shareholders.

               THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward looking statements" as defined by the Commission. These statements concern our plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words "believe," "plan," "intend," "anticipate," "estimate," "project" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, such things as:

         o   expansion and growth of our business and operations;
         o   future financial performance;
         o   future acquisitions and developments;
         o   potential drilling activities;
         o   future financing activities; and
         o   business strategy.

         These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under the section of this prospectus entitled "Risk Factors." In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of our common stock by the selling shareholders under this offering. However, we may receive proceeds from the issuance of shares of common stock to the selling stockholders if they exercise the warrants acquired in the private placements through a cash exercise. We will use any such proceeds for general corporate purposes, including capital expenditures and working capital.

                              SELLING SHAREHOLDERS

         The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below. When we refer to "selling shareholders" in this prospectus, we mean those persons listed in the table below, and any pledgee, donee, permitted transferee, assignee and successor of such selling shareholders who later come to hold any of the selling shareholders' interests in shares of our common stock other than through a public sale.

         The following table sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering the offer and resale of shares of our common stock to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was acquired from us in the private placements, or may be acquired from us through the exercise of warrants issued by us in the private placements. The shares of common stock offered by the selling shareholders were issued by us pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our common stock for investment and had no present intention of distributing the common stock. We have filed with the Commission, under the Securities Act, a registration statement on Form SB-2 with respect to the resale of the common stock from time to time by the selling shareholders, and this prospectus forms a part of the registration statement on Form SB-2. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or was affiliated with registered broker-dealers.

         Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of our shares of common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled "Number of shares owned after the offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

                                                                     NUMBER OF
                                                                      SHARES
                                 NUMBER OF                         ISSUABLE UPON
                                  SHARES           NUMBER OF        EXERCISE OF          TOTAL
                               BENEFICIALLY         SHARES           WARRANTS           NUMBER OF       NUMBER OF      PERCENTAGE
                               OWNED PRIOR        ACQUIRED IN        ISSUED IN           SHARES        SHARES OWNED    OF SHARES
          SELLING                 TO THE          THE PRIVATE       THE PRIVATE        SUBJECT TO        AFTER THE     OWNED AFTER
        SHAREHOLDER              OFFERING         PLACEMENTS        PLACEMENTS        REGISTRATION      OFFERING(1)    THE OFFERING
        ===========              ========         ==========        ==========        ============      ===========    ============
George H. Plewes                3,607,500          1,750,000          437,500           2,187,500         1,420,000         2.6%
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
EH&P Investments AG (2)         1,937,500           750,000           187,500            937,500          1,000,000         1.8%
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Michael Fitzgerald               312,500            250,000           62,500             312,500              0               *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Make Whole Nevada LLC(3)        1,250,000          1,000,000          250,000           1,250,000             0               *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Nancy Anna Fagen                 625,000            500,000           125,000            625,000              0               *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Ace Corp.(4)                    1,250,000          1,000,000          250,000           1,250,000             0               *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Trust F/B/O Melinda              625,000            500,000           125,000            625,000              0               *
Hackett(5)
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Trust F/B/O Montague H.          525,000            200,000           125,000            325,000           200,000            *
Hackett. III(6)
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Montague H. Hackett, Jr.(7)     4,061,210          1,550,000          312,500           1,862,500         2,198,710         4.0%
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Haywood Securities  Inc.(8)      312,500            250,000           62,500             312,500              0               *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
David Lyall (9)                  625,000            500,000           125,000            625,000              0               *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
0783648 BC Ltd. (10)             625,000            500,000           125,000            625,000              0               *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Albert E. Whitehead Living      14,813,024          500,000           125,000            625,000         14,188,024         25.7%
Trust(11)
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Boone Pickens                    625,000            500,000           125,000            625,000              0               *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Madeleine Anne Pickens           625,000            500,000           125,000            625,000              0               *
Trust Dated June 12, 1992
(12)
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Brae Capital Corporation(13)     937,500            750,000           187,500            937,500              0               *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Landex Capital (Nevada)          625,000            500,000           125,000            625,000              0               *
Ltd.(14)
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Harley Norman Hotchkiss          925,000            500,000           125,000            625,000           300,000            *
----------------------------- --------------- ------------------ ------------------ ------------------ ---------------- ------------
Sue Ann Duffield                 534,500            250,000           62,500             312,500           222,000            *
                                                  ==========         =========         ==========
           TOTALS                                 12,250,000         3,062,500         15,312,500

* Less than 1%
--------------------
(1)  Assumes all of the shares covered by this prospectus are sold.

(2) The shares are held by Bank Sal. Oppenheim jr. & Cie. (Switzerland) Ltd for managed accounts: Trevor Wilson is the ultimate beneficial owner of 625,000 shares of common stock subject to registration hereunder and Gordon King is the ultimate beneficial owner of 312,500 shares of common stock subject to registration hereunder. Erwin J. Hass has discretionary authority to vote and dispose of the shares held by the selling stockholder and may be deemed to be the beneficial owner of the shares.

(3) William Michael Fagen is the managing manager of Make Whole Nevada LLC and has voting control and investment discretion over the securities held by Make Whole Nevada LLC.

(4) Frank Guistra has discretionary authority to vote and dispose of the shares held by Ace Corp. and may be deemed to be the beneficial owner of these shares.

(5) Montague H. Hackett, Jr. and Melinda Hackett are the sole trustees of Trust F/B/O Melinda Hackett and they share discretionary authority to vote and dispose of the shares held by Trust F/B/O Melinda Hackett and may be deemed to be the beneficial owner of these shares. Mr. Hackett, Jr. is a director on our board of directors.

(6) Montague H. Hackett, Jr. and Barbara P. Hackett are the sole trustees of Trust F/B/O Montague H. Hackett. III and they share discretionary authority to vote and dispose of the shares held by Trust F/B/O Montague H. Hackett. III and may be deemed to be the beneficial owner of these shares. Mr. Hackett, Jr. is a director on our board of directors.

(7)  Mr. Hackett, Jr. is a director on our board of directors.

(8) The selling stockholder holds the shares in trust for Robert Disbrow. Mr. Disbrow may be deemed to be the beneficial owner of these shares. Mr. Disbrow has identified himself as an affiliate of a registered broker-dealer and has represented to us that such selling stockholder acquired its common stock in the ordinary course of business and, at the time of the purchase of the common stock, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent we become aware that such selling stockholder did not acquire its common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate an "underwriter" within the meaning of the Securities Act of 1933.

(9) This selling stockholder has identified himself as a registered broker-dealer and has represented to us that such selling stockholder acquired his common stock in the ordinary course of business and, at the time of the purchase of the common stock, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent we become aware that such selling stockholder did not acquire his common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate an "underwriter" within the meaning of the Securities Act of 1933.

(10) David Lyall has discretionary authority to vote and dispose of the shares held by 0783648 BC Ltd. and may be deemed to be the beneficial owner of these shares. Mr. Lyall has identified himself as a registered broker-dealer and has represented to us that such selling stockholder acquired his common stock in the ordinary course of business and, at the time of the purchase of the common stock, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent we become aware that such selling stockholder did not acquire his common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate an "underwriter" within the meaning of the Securities Act of 1933.

(11) Albert E. Whitehead is the sole trustee of the selling stockholder and has discretionary authority to vote and dispose of the shares held by the selling stockholders and may be deemed to be the beneficial owner of these shares. Mr. Whitehead is our Chief Executive Officer and a director on our board of directors.

(12) Madeleine Anne Pickens is the sole trustee of the selling stockholder and has discretionary authority to vote and dispose of the shares held by the selling stockholder and may be deemed to be the beneficial owner of these shares.

(13) Louis Marx, Jr. has discretionary authority to vote and dispose of the shares held by Brae Capital Corporation and may be deemed to be the beneficial owner of these shares.

(14) Alastair Brodie MacDonald has discretionary authority to vote and dispose of the shares held by Landex Capital (Nevada) Ltd. and may be deemed to be the beneficial owner of these shares.


                              PLAN OF DISTRIBUTION

         The sale or distribution of our common stock owned by the selling shareholders may be effected directly to purchasers by the selling shareholders, as principals, or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve block transactions) on the OTC Bulletin Board or any market or system on which the price of our shares of common stock is quoted, or in transactions otherwise than on the OTC Bulletin Board or on any market or system on which the price of our shares of common stock is quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents or purchasers. If the selling shareholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all fifty states. In addition, in certain states, shares of our common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder, other than (i) commissions, fees and discounts of underwriters, brokers, dealers and agents and
(ii) expenses related to the registration or qualification of the resale by the selling shareholders of the common stock under the laws of any state. If any of these other expenses exists, the selling shareholders will be responsible for paying such expenses.

         The selling shareholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this prospectus.

         Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this registration statement, we must file a post-effective amendment to the accompanying registration statement once we are informed of a material change from the information set forth with respect to this Plan of Distribution.


                                LEGAL PROCEEDINGS

         As of July 2, 2007, neither we nor our properties were subject to any legal proceedings.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following lists the directors and executive officers of the Company:


Name                          Age        Position
----                          ---        --------
Albert E. Whitehead           77         Director; Chairman & CEO

John C. Kinard                73         Director

Montague H. Hackett, Jr.      74         Director


         Directors hold office until their successors are elected by the shareholders of the Company and qualified. Executive Officers serve at the pleasure of the Board of Directors.

Albert E. Whitehead.

         Mr. Whitehead has been a member of our Board of Directors since 1991 and served as Chairman of the Board and Chief Executive Officer from March 1998 to May 2001, when John P. McGrain assumed such role. Mr. Whitehead again assumed the role of Chairman and Chief Executive Officer on April 16, 2002 upon the resignation of Mr. McGrain. Mr. Whitehead is also currently serving as the Non-Executive Chairman of Coastal Energy Company (formerly PetroWorld Corp.), a company that is traded on the London Stock Exchange's Alternative Investment Market and the TSE Venture Exchange in Canada. Mr. Whitehead served as the Chairman and Chief Executive Officer of Seven Seas Petroleum Inc., a publicly held company, engaged in international oil and gas exploration from February 1995 to May 1997. From April 1987 through January 1995, Mr. Whitehead served as

Chairman and Chief Executive Officer of Garnet Resources Corporation, a publicly held oil and gas exploration and development company.

John C. Kinard.

         Mr. Kinard has been a member of our Board of Directors since June 1998 and is currently a Partner in Silver Run Investments, LLC, an oil and gas investment firm. Mr. Kinard served as President of the Remuda Corporation, a private oil and gas exploration company, from 1967 until 2002. From 1990 through December 1995, Mr. Kinard served as President of Glen Petroleum, Inc., a private oil and gas exploration company. From 1990 through 2002, Mr. Kinard also served as the Chairman of Envirosolutions UK Ltd., a private industrial wastewater treatment company.

Montague H. Hackett Jr.

         Montague H. Hackett, Jr., a graduate of Princeton University and Harvard Law School, joined our Board as a director in June 2006. Over the years, Mr. Hackett has been associated with various natural resource companies both as a director and as an officer. For the past five years, he has been Co-Chairman and a director of Victory Ventures LLC, a New York venture capital company, and International Energy Services, Inc., a Houston based oilfield service company with operations in Russia and Kazakstan.


                             EXECUTIVE COMPENSATION

         During the last two completed fiscal years, no executive officer received a salary or any other benefits as a part of executive compensation. Our only named executive officer, Albert E. Whitehead, does not hold any stock options and has not received any other award under an equity incentive plan.

Director Compensation

         Montague H. Hackett, Jr. was the only director that received compensation from us during its last completed fiscal year.


                           DIRECTOR COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------
Name           Fees Earned   Stock    Option   Non-Equity       Change in       All Other      Total
               or Paid in    Awards   Awards   Incentive Plan   Pension Value   Compensation   ($)
               Cash          $        $        Compensation     and             ($)
               $                               $                Non-qualified
                                                                Deferred
                                                                Compensation
                                                                Earnings ($)
-------------- ------------- -------- -------- ---------------- --------------- -------------- --------
Montague H.    N/A           N/A      26,925   N/A              N/A             N/A            26,925
Hackett, Jr.
-------------------------------------------------------------------------------------------------------

Security Ownership of Certain Beneficial Owners and Management

Securities Authorized for Issuance under Equity Compensation Plans.

         As of December 31, 2006, we had two equity incentive plans under which equity securities were authorized for issuance to our directors, officers, employees and other persons who performed substantial services for or on our behalf. The "1995 Stock Option Plan," which expired in May 2005 remains effective only to the extent necessary to govern outstanding options issued under such plan. At our 2006 Annual Meeting of Stockholders, the stockholders approved the 2006 Stock Incentive Plan, which authorized granting equity securities covering up to 5,000,000 shares of our common stock.

         The following table provides certain information relating to the 1995 Stock Option Plan and the 2006 Stock Incentive Plan as of December 31, 2006:

----------------------------------------------------------------------------------------------------------------------
Plan Category                   Number of Securities to be   Weighted-average exercise    Number of securities
                                issued upon exercise of      price of outstanding         remaining available for
                                outstanding options,         options, warrants and        future issuance under
                                warrants and rights          rights                       equity compensation plans,
                                                                                          excluding securities
                                                                                          reflected in column (a)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity compensation plans       755,000                      $0.54                        4,810,000
approved by security holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity compensation plans not                                N/A
approved by security holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
TOTAL                           755,000                                                   4,810,000
----------------------------------------------------------------------------------------------------------------------

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2007 for: each person who is known to own beneficially more than 5% of our outstanding common stock; each of our executive officers and directors; and all executive officers and directors as a group.

         The percentage of beneficial ownership for the following table is based on 55,080,190 shares of common stock outstanding as of June 1, 2007.

         Unless otherwise indicated below, to our knowledge, all persons and entities listed below have sole voting and investment power over their shares of common stock.

--------------------------------------------------------------------------------
Name and address of                Amount and nature of     Percent of class (1)
beneficial owner                   beneficial ownership
---------------------------------- ------------------------ --------------------
Albert E.                          14,813,024 (2)           26.89%
Whitehead,
Chairman of the Board and
Chief Executive Officer
3214 E. 73rd Street
Tulsa, OK  74136-5927
---------------------------------- ------------------------ --------------------
John C.                            631,331 (3)              1.15%
Kinard,
Director
52 S. Roslyn Street
Denver, CO  80230
---------------------------------- ------------------------ --------------------
Montague H. Hackett,               4,061,210 (4)            7.37%
Jr.
Director
550 Park Avenue
New York, NY  10021
---------------------------------- ------------------------ --------------------
George H.                          3,607,500 (5)            6.55%
Plewes
Former Director
P. O. Box HM 1431 Hamilton
HMFX Bermuda
---------------------------------- ------------------------ --------------------
All current directors and          19,505,565 (6)           35.41%
executive officers as a
group (3 persons)
--------------------------------------------------------------------------------

(1) The percentage ownership for each person is calculated in accordance with the rules of the SEC, which provide that any shares a person is deemed to beneficially own by virtue of having a right to acquire shares upon the conversion of options or other rights are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) This number includes: (i) 11,842,741 shares directly owned by the Albert E. Whitehead Living Trust, of which Mr. Whitehead is the trustee; and (ii) 125,000 shares Mr. Whitehead has the right to acquire pursuant to a warrant and, (iii) 30,000 shares owned by Mr. Whitehead's grandchildren for which he acts as custodian and, (iv) 2,815,283 shares directly owned by the Lacy
     E. Whitehead Living Trust, of which Ms. Whitehead, Mr. Whitehead's wife, is trustee. Mr. Whitehead disclaims any interest in the shares owned by the Lacy E. Whitehead Living Trust and the shares owned by his grandchildren.

(3) This number includes: (i) 161,331 shares directly owned by Mr. Kinard; (ii) 320,000 shares Mr. Kinard has the right to acquire pursuant to options granted to him under the 1995 Stock Option Plan; and (iii) 150,000 shares directly owned by Mr. Kinard's wife, of which Mr. Kinard disclaims any interest.

(4)  This number includes (i) 2,448,710 shares directly owned by Mr. Hackett
     (ii) 150,000 shares Mr. Hackett has the right to acquire under the Company's 2006 Stock Option Plan, (iii) 312,500 shares Mr. Hackett has the right to acquire pursuant to a warrant, (iv) 625,000 shares owned by the Trust F/B/O Melinda Hackett, of which Mr. Hackett is a trustee and (v) 525,000 shares owned by the Turst F/B/O Montague H. Hackett III, of which Mr. Hackett is a trustee.

(5) This number includes (i) 2,750,000 shares held directly by Mr. Plewes, (ii) 687,500 shares Mr. Plewes has the right to acquire pursuant to a warrant, and (iii) 170,000 shares issuable upon the exercise of options granted under the Company's 1995 Stock Option Plan.

(6) This number includes 470,000 shares issuable upon the exercise of options granted under the 1995 and 2006 Stock Option Plans.

                                    BUSINESS

Background

         Empire Petroleum Corporation was incorporated in the state of Utah in August 1983 under the name Chambers Energy Corporation and domesticated in Delaware in March 1985 under the name Americomm Corporation. The company's name was changed to Americomm Resources Corporation in July 1995. On May 29, 2001, Americomm Resources Corporation acquired Empire Petroleum Corporation, which became a wholly owned subsidiary of Americomm Resources Corporation. On August 15, 2001, Americomm Resources Corporation and Empire Petroleum Corporation merged and the company's name was changed to Empire Petroleum Corporation. Since August 15, 2001, we have not had any subsidiaries. We operate from leased office space at 8801 S. Yale, Suite 120, Tulsa, OK 74137-3575, and our telephone number is (918) 488-8068.

         During the past three fiscal years, we have focused on developing the Cheyenne River and Gabbs Valley Prospects as further described below.

Cheyenne River Prospect

         As of March 31, 2007, we owned a working interest in approximately 33,485 acres of oil and gas leases located in Niobrara County, Wyoming (the "Cheyenne River Prospect") and an overriding royalty interest of between 1.5% and 2% in 40,758 acres of oil and gas leases located in or near the Cheyenne River Prospect. On March 31, 2004, a third party paid approximately $52,128 of our lease rentals on 32,643 acres in the Cheyenne River Prospect in exchange for an option to drill a test well in order to earn an interest in the farmout block, which option was subject to the third party first completing a seismic survey covering 16 square miles in the Cheyenne River Prospect. This survey was completed in September of 2003. The processing and interpreting of the data from such survey was completed September 30, 2003, and earned the third party a 25% interest in the prospect acreage and well that had previously been drilled on the prospect, the Timber Draw #1-AH. This third party commenced a test well in the NW/4NE/4 Section 15, Twp 39N, Rge 66W, Niobrara County, Wyoming, known as the Empire Hooligan Draw Unit #1-AH, on August 6, 2004. The well was drilled horizontally to a measured drilling depth of 9,332 feet. As a result, our working interest in the Hooligan Draw #1-AH well and prospect acreage was reduced to 26.785% and our working interest in the Timber Draw #1-AH well was reduced to 17.5%. The operator and us are currently considering alternative means of developing this prospect, including entering into a farmout pursuant to which a third party could earn an interest in this prospect for a drilling commitment. Additionally, we have also continued to explore opportunities to sell or farmout our interest in the Cheyenne River Prospect. We recorded an impairment charge of $188,507 in 2005 for our interest in the Cheyenne River Prospect.

         On or about April 20, 2007, leases covering 5,500 acres in the Cheyenne River Prospect expired and as of such date we had a 26.785% working interest in approximately 27,985 gross acres in the Cheyenne River Prospect.

         The Cheyenne River Prospect is located near a mature producing area with an established pipeline and service network.

Gabbs Valley Prospect

         We own a working interest in oil and gas leases in Nye and Mineral Counties, Nevada (the "Gabbs Valley Prospect"). Initially, our working interest was 10% and the Gabbs Valley Prospect consisted of 44,604 acres.

         In November 2005, we received the results of a 19-mile 2-D swath seismograph survey conducted on the prospect and, based on the results of the survey, the company and its partners determined that a test well should be drilled on the prospect. We also elected to increase our interest in the prospect by taking a farm-in from Cortez Exploration LLC (formerly O. F. Duffield). We agreed to pay Cortez $675,000 in lease costs plus 45% of the costs associated with the drilling of a test well to earn an additional 30% working interest which made our total working interest 40%. The lease block of 44,604 acres was increased to 75,521 acres by the acquisition of an additional 30,917 acres from the Department of the Interior (Bureau of Land Management) in June 2006.

         A 28,783 acre federal drilling unit on the Gabbs Valley Prospect, the Cobble Cuesta Unit, was approved by the Bureau of Land Management and expanded to 44,964 acres on April 28, 2006. In 2006, a test well, the Empire Cobble Cuesta 1-12-12N-34E, Nye County, Nevada was drilled to a depth of 5,195 feet. The well encountered a Volcanic formation at 1,760 feet and scattered oil shows from 2,000 feet to total depth.

         After reaching 5,195 feet, the company and its partners elected to suspend operations on the well, release the drilling rig, and associated equipment and personnel to evaluate the drilling and logging data. After the study was completed, Empire and its partners decided to conduct a thorough testing program on the well. On May 1, 2007, after further testing the Cobble Cuesta 1-12-12N-34E, we decided to plug and abandon the well since no hydrocarbons were recovered.

         Other than a small oil refinery located approximately 115 miles from the Gabbs Valley Prospect, there are no pipelines or service networks located near the prospect.

Competition

         The oil and gas business is extremely competitive. We must compete with many long-established companies with greater financial resources and technical capabilities. We are not a significant participant in the oil and gas industry.

Markets; Price Volatility

         The market price of oil and gas is volatile, subject to speculative movement and depends upon numerous factors beyond our control, including expectations regarding inflation, global and regional demand, political and economic conditions and production costs. Future profitability, if any, will depend substantially upon the prevailing prices for oil and gas. If the market price for oil and gas is significantly depressed in the future, it could have a material adverse effect on our ability to raise additional capital necessary to finance operations and to explore the Cheyenne River and Gabbs Valley Prospects. Lower oil and gas prices may also reduce the amount of oil and gas, if any, that can be produced economically from our properties. Although the prices of oil and gas remain volatile, the oil and gas industry has recently experienced historically high prices for oil and gas. We do not anticipate that the prices of oil and gas will decline substantially in the near future.

Regulation

         The oil and gas industry is subject to extensive federal, state and local laws and regulations governing the production, transportation and sale of hydrocarbons as well as the taxation of income resulting therefrom.

         Legislation affecting the oil and gas industry is constantly changing. Numerous federal and state departments and agencies have issued rules and regulations applicable to the oil and gas industry. In general, these rules and regulations regulate, among other things, the extent to which acreage may be acquired or relinquished; spacing of wells; measures required for preventing waste of oil and gas resources; and, in some cases, rates of production. The heavy and increasing regulatory burdens on the oil and gas industry increase the costs of doing business and, consequently, affect profitability.

         A substantial portion of the leases, which constitute the Cheyenne River and Gabbs Valley Prospects are granted by the federal government and administered by the Bureau of Land Management ("BLM") and the Minerals Management Service ("MMS") of the U.S. Department of the Interior, both of which are federal agencies. Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed BLM and MMS regulations and orders (which are subject to change by the BLM and the MMS). Leases are also accompanied by stipulations imposing restrictions on surface use and operations. Operations to be conducted by us on federal oil and gas leases must comply with numerous regulatory restrictions, including various nondiscrimination statutes. Federal leases also generally require a complete archaeology and environmental impact assessment prior to the authorization of an exploration or development plan.

         Our oil and gas properties and operations are also subject to numerous federal, state and local laws and regulations relating to environmental protection. These laws govern, among other things, the amounts and types of substances and materials that may be released into the environment, the issuance of permits in connection with exploration, drilling and production activities, the reclamation and abandonment of wells and facility sites and the remediation of contaminated sites. These laws and regulations may impose substantial liabilities for our failure to comply with them or for any contamination resulting from our operations.

Employees

         As of March 31, 2007, we had one employee, a full-time secretary. Mr. Albert E. Whitehead, Chairman and Chief Executive Officer, devotes a considerable amount of time to our affairs and receives no compensation. For financial statement purposes, Mr. Whitehead's services have been recorded as contributed capital and expense in the amount of $12,500 for the three months ended March 31, 2007.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General to all Periods

         Our primary business is the exploration and development of oil and gas interests. We have incurred significant losses from operations, and there is no assurance that we will achieve profitability or obtain funds necessary to finance our operations. Sales revenue for all periods presented is attributable to the production of oil from our Timber Draw #1-AH and the Hooligan Draw #1-AH wells located in the Eastern Powder River Basin in the State of Wyoming, otherwise known as the Cheyenne River Prospect. For all periods presented, our effective tax rate is 0%. We have generated net operating losses since inception, which would normally reflect a tax benefit in the statement of operations and a deferred asset on the balance sheet. However, because of the current uncertainty as to our ability to achieve profitability, a valuation reserve has been established that offsets the amount of any tax benefit available for each period presented in the statements of operations.

Restatement

         On November 11, 2005, we filed a Form 8-K with the SEC disclosing that we would restate our previously issued financial statements for the year ended December 31, 2003, annual and quarterly financial statements for 2004, and quarterly financial statements for the first two quarters of 2005 after determining that we had erroneously accounted for our exit activities in connection with our former office space in Canada.

         In the third quarter of 2003, we recorded an expense for our obligation under the lease for the period up to the balance sheet date. We continued to record an expense of $13,200 per quarter through March 31, 2005 related to the lease.

         After further review, our management determined that we should have accrued an obligation for the lease equal to total amounts owed from the "cease use date" (the date in January 2003 on which our subtenant moved out of the office space) through the end of the lease term. Additionally, since the lease obligation was in Canadian dollars, we should have recorded a currency exchange gain or loss on our obligation in each quarter. Based on this analysis, the company and its Board of Directors concluded that our previously issued financial statements for the year ended December 31, 2003, annual and quarterly financial statements for 2004 and quarterly financial statements for the first two quarters of 2005 required adjustments of the amounts previously reported for accounts payable and accrued liabilities, and general and administrative expenses. The effect of the restatement was to decrease the previously reported net loss by $37,055 for the year ended December 31, 2004 and to increase the previously reported net loss by $118,817 for the year ended December 31, 2003. The restatement did not affect the net loss per share at December 31, 2005 or 2004. All of the financial statements and financial information contained in this prospectus reflect the effect of the restatement.

Twelve Month Period Ended December 31, 2006, Compared to Twelve Month Period Ended December 31, 2005

         For the twelve months ended December 31, 2006, sales revenue increased $44,888 to $102,476, compared to $57,588 for the same period during 2005. The increase in sales revenue was the result of escrowed oil sales from the Cheyenne River Prospect, which were released upon completion of Division Orders on the Timber Draw and Hooligan Draw wells.

         Production and operating expenses increased $78,597 to $161,467 for the twelve months ended December 31, 2006, from $82,870 for the same period in 2005. This increase was primarily attributable costs associated with the additional lease rentals on our Gabbs Valley Prospect.

         General and administrative expenses increased by $87,859 to $252,353 for the twelve months ended December 31, 2006, from $164,494 for the same period in 2005. The increase was primarily due to options granted and increases in professional fees.

         There was no depreciation expense attributable to the twelve months ended December 31, 2006 or December 31, 2005, because the depreciable assets were fully depreciated.

         For the twelve months ended December 31, 2006, interest expense was $6,900 which is similar to the same period in 2005. Interest expense was accrued at the same rate compared to the same period in 2005.

         Interest and miscellaneous income decreased $4,219 to $212 in 2006.

         For the reasons discussed above, net loss increased $(159,841) from (158,191) for the twelve months ended December 31, 2005, to $(318,032) for the twelve months ended December 31, 2006.


Three Month Period Ended March 31, 2007, Compared to Three Month Period Ended March 31, 2006

         For the three months ended March 31, 2007, sales revenue decreased $997 to $649, compared to $1,646 for the same period during 2006. The decrease in sales revenue was the result of lower production from the Timber Draw #1-AH and the Hooligan Draw #1-AH wells.

         Production and operating expenses decreased $55,345 to $4,071 for the three months ended March 31, 2007, from $59,416 for the same period in 2006. The decrease was primarily due to site preparation costs incurred in 2006, which were adjusted from expense to property and equipment in a subsequent quarter in 2006.

         Well abandonment expenses increased to $809,750 for the three months ended March 31, 2007 from $0 in 2006. The increase is due to the determination to plug and abandon the Cobble Cuesta test well in Nevada.

         General and administrative expenses decreased by $22,109 to $43,783 for the three months ended March 31, 2007, from $65,892 for the same period in 2006. The decrease was primarily due to lower professional fees in 2007.

         There was no depreciation or depletion expense attributable to the three months ended March 31, 2007 and 2006, because the depreciable assets were fully depreciated.

         For the three months ended March 31, 2007 and 2006, interest expense remained at $1,725. We accrued interest on the Weatherford note in both periods.

Liquidity and Capital Resources


         GENERAL

         As of March 31, 2007, we had $95,431 of cash on hand. In April 2007, we raised $1,000,000 through a private placement of common stock along with warrants to purchase common stock. We believe that our cash on hand along with the proceeds of the private placement will allow us to finance our operations for the next nine months, and evaluate the future of the Gabbs Valley Prospect. We would likely continue to finance our cost through either a public or private financing. In order to sustain our operations on a long term basis, we intend to continue to look for merger opportunities and consider public or private financings. We anticipate that our Chief Executive Officer will advance us the funds necessary to continue our operations through the next twelve months, if necessary. However, there is no assurance that he will do so.


         PRIVATE EQUITY PLACEMENTS

         In June 2005, we completed a private placement of 5,000,000 shares of our common stock along with warrants to purchase 1,250,000 shares of our common stock for an aggregate purchase price of $500,000. Subject to certain restrictions, the warrants may be exercised at an exercise price of $0.25 per share. Proceeds of the private placement were allocated $67,875 to common stock warrants and $432,125 to common stock and paid-in capital.

These funds were used for general corporate purposes and to pay our share of the costs associated with our initial 10% interest in the Gabbs Valley Oil Prospect in Nevada. The original warrants, which expired in June 2006, have been extended to expire in December 2007.

         In September 2006, we raised an additional $1,450,000 in a private placement of 7,250,000 shares of our common stock along with warrants to purchase an additional 1,812,500 shares of our common stock for an aggregate purchase price of $906,250. Subject to certain restrictions, the warrants may be exercised for a period of one year at an exercise price of $.50 per share. Proceeds of the private placement were allocated $144,675 to common stock warrants and $1,305,325 to common stock and paid in capital. These funds were used for general corporate purposes, to purchase an additional 30% interest in the Gabbs Valley Oil Prospect in Nevada, and to pay our share of costs associated with drilling a test well in the Gabbs Valley Oil Prospect. The original warrants, which are set to expire in September 2007, have been extended to expire in December 2007.

         On April 4, 2007, we completed a private placement to 9 accredited investors of 5,000,000 shares of our common stock, par value $0.001 per share, along with warrants to purchase up to 1,250,500 shares of the our common stock at an exercise price of $0.50 for an aggregate purchase price of $1,000,000. Subject to certain provisions regarding early termination, the warrants may be exercised at any time from the date of issuance until one year after the date of issuance at an exercise price of $.50 per share. These funds will be used for general corporate purposes.


         NOTE PAYABLE

         In December 2001, we executed a note with Weatherford U.S., L.P. to satisfy outstanding indebtedness for services rendered in connection with the drilling of the Timber Draw #1-AH well. The principal amount of this note was $108,334 with interest payments at 10% per annum commencing on May 27, 2001, until all interest and principal amounts were paid in full. Timely payments were made in accordance with the terms of this note through March 2002. In April 2002, the payee of this note agreed to a revised payment schedule extending final payment of $66,997 from April 10, 2002, until June 10, 2002. In connection with this payment schedule, an initial payment of $10,000 was made in April 2002. However, since that time, no further payments have been made. As of December 31, 2006, we have accrued a liability of $106,121 in connection with this note.


         ADVANCES FROM RELATED PARTY

         Through March 31, 2005, we financed our operations primarily through advances made to us by the Albert E. Whitehead Living Trust, of which our Chairman of the Board and Chief Executive Officer, Mr. Whitehead, is the trustee. At March 31, 2007, we are indebted to the Albert E. Whitehead Living Trust in the amount of $274,682.


         OFF-BALANCE SHEET ARRANGEMENTS

         None.

Critical Accounting Policies and Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because estimates and assumptions require significant judgment, future actual results could differ from those estimates and could have a significant impact on our results of operations, financial position and cash flows. We re-evaluate our estimates and assumptions at least on a quarterly basis. The following policies may involve a higher degree of estimation and assumption:

         Successful Efforts Accounting - Under the successful efforts method of accounting, we capitalize all costs related to property acquisitions and successful exploratory wells, all development costs and the costs of support equipment and facilities. Certain costs of exploratory wells are capitalized pending determination that proved reserves have been found. Such determination is dependent upon the results of planned additional wells and the cost of required capital expenditures to produce the reserves found. All costs related to unsuccessful exploratory wells are expensed when such wells are determined to be non-productive and other exploration costs, including geological and geophysical costs, are expensed as incurred. The application of the successful efforts method of accounting requires management's judgment to determine the proper designation of wells as either developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze, and the determination that commercial reserves have been discovered requires both judgment and application of industry experience. Wells may be completed that are assumed to be productive and actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. The evaluation of oil and gas leasehold acquisition costs requires management's judgment to estimate the fair value of exploratory costs related to drilling activity in a given area.

         Impairment of unproved oil and gas properties - Capitalized drilling costs are reviewed periodically for impairment. Costs related to impaired prospects or unsuccessful exploratory drilling are charged to expense. Management's assessment of the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such leaseholds impact the amount and timing of impairment provisions. An impairment expense could result if oil and gas prices decline in the future as it may not be economic to develop some of these unproved properties. Estimates of future dismantlement, restoration, and abandonment costs - through December 31, 2002, we accounted for future abandonment costs of wells and related facilities through our depreciation calculation in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies" and industry practice. The accounting for future dismantlement and abandonment costs changed on January 1, 2003, with the adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations." Under both methods of accounting, the accrual for future dismantlement and abandonment costs is based on estimates of these costs for each of our properties based upon the type of production structure, reservoir characteristics, depth of the reservoir, market demand for equipment, currently available procedures and consultations with construction and engineering consultants. Because these costs typically extend many years into the future, estimating these future costs is difficult and requires management to make estimates and judgments that are subject to future revisions based upon numerous factors, including changing technology and the political and regulatory environment and, beginning in 2003, estimates as to the proper discount rate to use and timing of abandonment.

         Income taxes - We account for income taxes in accordance with the asset and liability method of accounting for income taxes set forth in SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established if it is more likely than not that some portion of a deferred tax asset will not be realized.

         Stock Options - Prior to 2006,we used the intrinsic value method of accounting for stock based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25 where no expense was recorded when stock options were granted as long as the exercise price equaled or exceeded the market price at date of grant.

         In 2006, we adopted SFAS no. 123(R) "Share Based Payments" and expenses the cost of options granted over the vesting period of the options based on the grant-date fair value of the award.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From time to time in the past, Mr. Whitehead, our C.E.O., has advanced us monies to finance our operating activities. There were no such amounts advanced during the three months ended March 31, 2007. None of the amounts previously advanced by Mr. Whitehead were paid back during the three months ended March 31, 2007. No interest is being accrued on the advanced amount. As of March 31, 2007, we owed the Albert E. Whitehead Living Trust $274,682 in connection with such advances made to us.


                              DIRECTOR INDEPENDENCE

         We have determined that each of Mr. Kinard and Mr. Hackett is "independent" within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards. Because of the small size of our Board of Directors, we have not established any committees. Rather, the entire Board acts as, and performs the same functions as, the audit committee, compensation committee and nominating committee. Mr. Whitehead is not considered "independent" within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information:

         Our common stock is traded on the National Association of Securities Dealers Automatic Quotation (NASDAQ) over-the-counter bulletin board system under the symbol "EMPR."

         The following table sets forth the high and low bid information for our common stock during the time periods indicated, as reported by NASDAQ.

         2005:

             Quarter                 High           Low
             03/31/05                .12            .07
             06/30/05                .155           .055
             09/30/05                .19            .09
             12/31/05                .18            .10

         2006:

             Quarter                 High           Low
             03/31/06                .25            .10
             06/30/06                .22            .12
             09/30/06                .30            .16
             12/31/06                .27            .08

         2007:

             03/31/07                .32            .17
             06/30/07                .26            .09
             09/30/07*               .10            .10

* Through July 2, 2007


         Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Number of Holders of Common Stock

         At December 31, 2006, there were approximately 179 stockholders of record of our common stock.

Dividends

         We have never paid cash dividends on our common stock. We intend to retain future earnings for use in its business and, therefore, do not anticipate paying cash dividends on our common stock in the foreseeable future.


                             DESCRIPTION OF PROPERTY

Cheyenne River Prospect

         As of March 31, 2007, the Cheyenne River Prospect consisted of approximately 33,485 gross acres of federal and fee leases located in Niobrara County, Wyoming, of which we own a 26.785% working interest. The land in the Cheyenne River Prospect consists of gently rolling ranch land with a substantial network of ranch roads, which permit easy access to most areas of the prospect. The prospect is located near a mature producing area with an established pipeline and service network. Numerous wells were drilled within the prospect area in the 1950's through the 1970's, with initial potential flowing rates in the range of 200 to 1,500 barrels of oil per day. Management believes that these wells may identify a fractured reservoir with the potential for significant oil and gas production, which would be most effectively exploited utilizing horizontal drilling technology. In addition, we are exploring the possibility of selling or farming-out its interests in the Cheyenne River Prospect. Our Timber Draw

#1-AH and the Hooligan Draw #1-AH wells were drilled on the Prospect using horizontal drilling technology. We have retained a 17.5% working interest in the Timber Draw #1-AH and a 26.875% interest in the Hooligan Draw #1-AH wells.

         Our leases in the Cheyenne River Prospect are predominately federal leases with 10 year terms, most of which have less than one year remaining. In connection with drilling the Timber Draw #1-AH well, we formed the Timber Draw Unit. Since we did not commence Drilling another well within the unit by August 12, 2002, the BLM informed us the Timber Draw Unit had been terminated.

         On or about April 20, 2007, leases covering 5,500 acres in the Cheyenne River Prospect expired and as of such date we had a 26.785% working interest in approximately 27,985 gross acres in the Cheyenne River Prospect.

         A new unit known as the Hooligan Draw Unit was formed in 2004 consisting of leases covering 2,560 acres. The Hooligan Draw Unit #1-AH well was drilled in this unit. Subsequent to the drilling of this well, it was determined the unit was no longer needed and the unit was allowed to terminate. Unless a new unit is formed, a well will need to be drilled on each federal and fee lease in order to extend such lease for the life of its producing capability.

         For more information on the Cheyenne River Prospect, see "Cheyenne River Prospect" under Item 1, Description of Business.

Gabbs Valley Prospect

         As of March 31, 2007, the Gabbs Valley Prospect consisted of approximately 75,521.36 acres of federal leases located in Nye and Mineral Counties, Nevada, of which we own a 40% working interest.

         As of March 31, 2007, one well, the Empire Cobble Cuesta 1-12 had been drilled and, after further testing, we decided to plug and abandon the well since no hydrocarbons were recovered. For more information regarding the Gabbs Valley Prospect, see "Gabbs Valley Prospect" under --Description of Business.


                      COMPANY UNDEVELOPED ACREAGE (LEASES)
                             AS OF DECEMBER 31, 2006

----------------------------------------------------------------------------------------------------------------------
                     Undeveloped Acreage          Productive Acreage                  Completed Oil Wells
---------------- ---------------------------- ---------------------------- -------------------------------------------
Prospect         Gross Acres    Net Acres     Gross Acres    Net Acres     2004           2005           2006
---------------- -------------- ------------- -------------- ------------- -------------- -------------- -------------
Cheyenne River   33,085.19      8,861.86      400            84.9          2              2              2
---------------- -------------- ------------- -------------- ------------- -------------- -------------- -------------
Gabbs Valley     75,521.36      30,208.84     -              -             0              0              0
----------------------------------------------------------------------------------------------------------------------

                          DESCRIPTION OF CAPITAL STOCK

         Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of stock each having a par value of $0.001. Our board of directors has the authority by resolution to grant rights or subscriptions for common stock for consideration as the board of directors may fix and determine without any action by the shareholders.

         Our common stock does not have any preemptive rights to acquire unissued and/or treasury shares of our stock.

         Each outstanding share of our common stock is entitled one vote on each matter submitted to a vote at a meeting of the stockholders. Each stockholder is entitled to vote his or its shares in person or by proxy, executed in writing by such stockholder, or by his duly authorized attorney-in-fact. At each election of the directors, every stockholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by him or it for as many persons as there are directors to be elected and for whose lection he or it has the right to vote, but the stockholder shall have no right to accumulate his or its votes with regard to such election.

         Our Bylaws may be adopted, altered, amended or repealed by a majority vote of the members of the board of directors, or by a vote of the stockholders entitled to exercise a majority of the voting power of the company, as the case may be, at a regular or special meeting duly convened after notice to the directors of stockholders, as the case may be, setting out the purpose of the meeting.

         Dividends may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in shares of the capital stock or in our bonds or our property, including the shares or bonds of other corporations. Before payment of any dividend, there may be set aside out of any of our funds available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of our property, or for such other purpose as the directors shall deem to be in our best interest, and the directors may modify or abolish any such reserve in the manner in which it was created.


                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

         Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages for breaches of their duty of care. Our Bylaws contain provisions that limit the liability of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Delaware.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for us by Conner & Winters, LLP, Tulsa, Oklahoma.


                                     EXPERTS

         Our consolidated audited financial statements as of 2005 and 2006 and for the years then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Tullius Taylor Sartain & Sartian LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                          EMPIRE PETROLEUM CORPORATION

                              FINANCIAL STATEMENTS

                                    CONTENTS

                                                                    Page No.
                                                                    --------
FINANCIAL STATEMENTS AS OF MARCH 31, 2007
Balance Sheet at March 31, 2007 (unaudited)                           F-2
Statements of Operations for the three months ended March
31, 2007 and 2006 (unaudited)                                         F-3
Statements of Cash Flows for the three months ended March
31, 2007 and 2006 (unaudited)                                         F-4
Notes to Financial Statements                                   F-5 through F-7
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006
Independent Auditors Report                                           F-8
Balance Sheet at December 31, 2006                                    F-9
Statements of Operations for the years ended December 31,
2006 and December 31, 2005                                            F-10
Statements of Changes in Stockholders' Equity for the
years ended December 31, 2006 and December 31, 2005                   F-11
Statements of Cash Flows for the years ended December 31,
2006 and December 31, 2005                                            F-12
Notes to Financial Statements                                  F-13 through F-19

                    FINANCIAL STATEMENTS AS OF MARCH 31, 2007

                                  BALANCE SHEET


                                                                     March 31,
                                                                       2007
                                                                    (Unaudited)
                                                                   ------------
ASSET

Current assets:
     Cash                                                          $     95,431
     Accounts receivable (net of allowance of $3,750)                    19,065
                                                                   ------------
Total current assets                                                    114,496
Property & equipment, net of accumulated
  depreciation and depletion                                          1,013,602
                                                                   ------------
Total Assets                                                       $  1,128,098
                                                                   ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued liabilities                      $    133,402
     Accounts payable to related party                                  274,682
     Note payable                                                       107,846
                                                                   ------------

Total current liabilities                                               515,930

Long term liabilities:
     Asset retirement obligation                                         18,000
                                                                   ------------

Total liabilities                                                       533,930
                                                                   ------------

Stockholders' equity:
     Common stock - $.001 par value, authorized 100,000,000
       shares, issued 50,080,190 shares                                  50,080
     Additional paid in capital                                      10,499,676
     Accumulated deficit                                             (9,955,588)
                                                                   ------------


Total stockholders' equity                                              594,168
                                                                   ------------
Total liabilities and stockholders' equity                         $  1,128,098
                                                                   ------------

See accompanying notes to financial statements

                          EMPIRE PETROLEUM CORPORATION

                            STATEMENTS OF OPERATIONS

                                   (Unaudited)


                                                        Three Months Ended
                                                   ----------------------------
                                                       2007            2006
                                                   ------------    ------------
Revenue:
   Petroleum sales                                 $        649    $      1,646

Costs and expenses:
   Production & operating                                 4,071          59,416
   General & administrative                              43,783          65,892
   Well abandonment                                     809,750
                                                   ------------    ------------
                                                        857,604         125,308
                                                   ------------    ------------
   Operating income (loss)                             (856,955)       (123,662)
                                                   ------------    ------------

Other (income) and expense:
   Interest income                                          (71)              0
   Interest expense                                       1,725           1,725
                                                   ------------    ------------

Total other (income) expense                              1,654           1,725
                                                   ------------    ------------

Net income (loss)                                  $   (858,609)   $   (125,387)
                                                   ------------    ------------

Net income (loss) per common share                 $       (.02)   $        .00
                                                   ------------    ------------

Weighted average number of common shares
  outstanding                                        50,080,190      42,830,190
                                                   ------------    ------------

See accompanying notes to financial statements.

                          EMPIRE PETROLEUM CORPORATION

                            STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                        Three Months Ended
                                                     March 31,       March 31,
                                                       2007            2006
                                                   ------------    ------------
Cash flows from operating activities:
     Net income (loss)                             $   (858,609)   $   (125,387)

Adjustments to reconcile net income (loss) to net cash used in operating activities:

     Value of services contributed by employees          12,500          12,500
     Well abandonment                                   809,750               0

(Increase) decrease in assets:
     Accounts receivable                                 71,080         (26,122)

Increase (decrease) in liabilities:
     Accounts payable and accrued expenses                3,604           2,760
                                                   ------------    ------------

Net cash used in operating activities                    38,325        (136,249)
                                                   ------------    ------------

Cash flows from financing activities:

     Advances from related party                              0               0
     Proceeds from private equity placement                   0               0
                                                   ------------    ------------

Net cash provided by financing activities                     0               0
                                                   ------------    ------------

Cash flows from investing activities:

     Lease interest acquisition-Gabbs Valley                  0               0
     Well equipment and drilling costs                   (3,680)              0
                                                   ------------    ------------

Net cash used by investing activities                    (3,680)              0
                                                   ------------    ------------

Net increase (decrease) in cash                          34,645        (136,249)

Cash - Beginning                                         60,786         369,292
                                                   ------------    ------------

Cash -Ending                                       $     95,431    $    233,043
                                                   ------------    ------------

See accompanying notes to financial statements.

                          EMPIRE PETROLEUM CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2007

                                   (UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

The accompanying unaudited financial statements of Empire Petroleum Corporation (Empire, or the Company) have been prepared in accordance with United States generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company's financial position, the results of operations, and the cash flows for the interim period are included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

The information contained in this Form 10-QSB should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2006 which are contained in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission (the SEC) on April 3, 2007.

The Company has been incurring significant losses in recent years. The continuation of the Company as a going concern is dependent upon the ability of the Company to attain future profitable operations. These financial statements have been prepared on the basis of United States generally accepted accounting principles applicable to a company with continuing operations, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its obligations in the normal course of operations. Management believes the going concern assumption to be appropriate for these financial statements. If the going concern assumption were not appropriate for these financial statements, then adjustments might be necessary to adjust the carrying value of assets and liabilities and reported expenses.

The Company continues to explore and develop its oil and gas interests. The ultimate recoverability of the Company's investment in its oil and gas interests is dependent upon the existence and discovery of economically recoverable oil and gas reserves, confirmation of the Company's interest in the oil and gas interests, the ability of the Company to obtain necessary financing to further develop the interests, and upon the ability to attain future profitable production.

In 2003, the Company engaged a partner to explore its Cheyenne River Prospect, and signed an agreement to acquire a 10% interest in a block of acreage in the Gabbs Valley Prospect of western Nevada. In June 2005, the Company completed a private placement of 5,000,000 shares of its common stock along with warrants to purchase 1,250,000 shares of its Common Stock for an aggregate purchase price of $500,000. Subject to certain restrictions, the warrants may be exercised until August 2007 (extended from the previous date of June 2006) at an exercise price of $0.25 per share. Proceeds of the private placement were allocated $67,875 to common stock warrants and $432,125 to common stock and paid-in capital. These funds were used for general corporate purposes and to pay the Company's share of the costs associated with its 10% interest in the Gabbs Valley Oil Prospect in Nevada. By subsequent agreement with Cortez Exploration, LLC (formerly O. F. Duffield) dated May 8, 2006, Empire acquired an additional 30% interest by agreeing to pay $675,000 in land and related costs to Cortez and 45% of the drilling and completion costs on a test well to be known as the Empire Cobble Cuesta 1-12-12-34E, Nye County, Nevada. When combined with the original 10% working interest in the well and lease block which was expanded to 75,721 gross acres by the acquisition of an additional 30,917 acres from the U. S. Department of the Interior on June 14, 2006, the Company's working interest increased to 40%, after paying 55% of the drilling and completion costs of the Empire Cobble Cuesta 1-12-12N-34E test well. To fund this increased interest, the Company initiated a private placement of common stock along with warrants to purchase common stock in June 2006. In connection with this private placement, the Company issued 7,250,000 shares of common stock and warrants to purchase 1,812,500 shares of its common stock for an aggregate purchase price of $1,450,000 (See Note 4). The Company believes that its available cash as of March 31, 2007 will be sufficient to finance its operations and its oil and gas investing plans through the next nine months depending on the Company's decision based on the results of the Cobble Cuesta 1-12 test well and further exploration in the Gabbs Valley Prospect (See Note 4). In order to sustain the Company's operations on a long term basis, the Company intends to continue to look for merger opportunities and consider public or private financings. The Company anticipates that its Chief Executive Officer will advance the Company the funds necessary to continue its operations through the next nine months, if necessary. However, there is no assurance that he will do so.

Compensation of Officers and Employees

The Company's only executive officer serves without pay or other compensation. The fair value of these services is estimated by management and is recognized as a capital contribution. For the three months ended March 31, 2007, the Company recorded $12,500 as a capital contribution by its executive officer.

2. NOTES PAYABLE:

In December 2001, the Company executed a note with Weatherford U.S., L.P. to satisfy an outstanding indebtedness for service in the drilling of the Timber Draw #1-AH well. The principal amount of this note was $108,334 with interest payments at 10% per annum commencing on May 27, 2001, until all interest and principal amounts are paid in full. Timely payments were made in accordance with the terms of this note through March 2002. In April 2002, the "payee" of this note agreed to a revised payment schedule extending final payment of $66,997 from April 10, 2002, until June 10, 2002. In connection with this payment schedule, an initial payment of $10,000 was made in April 2002, however, since that time, no further payments have been made. At March 31, 2007, the Company has accrued a liability of $107,846 in connection with this note.

3. PROPERTY AND EQUIPMENT:

The Company owns a working interest in approximately 33,485 acres of oil and gas leases located in Niobrara County, Wyoming (the "Cheyenne River Prospect") and an overriding royalty interest of between 1.5% and 2% in 40,758 acres of oil and gas leases located in or near the Cheyenne River Prospect. On March 31, 2004, a third party paid approximately $52,128 of the Company's lease rentals on 32,643 acres in the Cheyenne River Prospect in exchange for an option to drill a test well in order to earn an interest in the farmout block, which option was subject to the third party first completing a seismic survey covering 16 square miles in the Cheyenne River Prospect. This survey was completed in September of 2003. The processing and interpreting of the data from such survey was completed September 30, 2003, and earned the third party a 25% interest in the Timber Draw #1-AH well and prospect acreage. This third party commenced a test well in the NW/4NE/4 Section 15, Twp 39N, Rge 66W, Niobrara County, Wyoming, known as the Empire Hooligan Draw Unit #1-AH, on August 6, 2004. The well was drilled horizontally to a measured drilling depth of 9,332 feet. As a result of this earning well being drilled the Company's working interest in the Hooligan Draw #1-AH well and prospect acreage was reduced to 26.785% and to 17.5% of the Timber Draw #1-AH well. The Company and the operator are currently considering alternative means of developing this prospect, including entering into a farmout pursuant to which a third party could earn an interest in this prospect for a drilling commitment. Additionally, the Company has also continued to explore opportunities to sell its interest in the Cheyenne River Prospect. As a result of the reduction in the Company's working interest as described above, the Company recorded an impairment charge of $188,507 in 2005.

On May 8, 2003, the Company entered into an agreement with O.F. Duffield (now Cortez Exploration, LLC)(Duffield Agreement) to acquire a ten percent (10%) working interest in a block of acreage in the Gabbs Valley Prospect by agreeing to issue 2,000,000 shares of the Company's Common Stock to Mr. Duffield for such 10% interest. The shares were issued in July 2003. This block of acreage in the Gabbs Valley Prospect consists of federal leases covering 44,604 acres in Nye and Mineral Counties, Nevada in which Mr. Duffield had a 100% working interest. The shares were valued at $.10 per share based on the closing price of the Company's common stock on the date of issuance.

During September 2005, surveyors laid out a 19.5 mile seismic program on the Gabbs Valley Prospect, and a seismic survey was commenced in October 2005. Field work was carried out and final interpretation of the data was completed in November 2005. Based on the results of the seismic survey, the Company increased its working interest in the prospect to 40% (See Note 1) and contracted a drilling rig which commenced drilling the Empire Cobble Cuesta 1-12-12N-34E, Nye County, Nevada on September 14, 2006. Drilling operations were suspended October 23, 2006 in order to give the Company time to evaluate the drilling results. The total gross acres of this prospect was increased to 75,721 acres by the acquisition of 30,917 acres from the U. S. Department of the Interior on June 14, 2006.

Coastal Energy Company Nevada (CECN)(formerly PetroWorld Nevada Corp.)was a participant in the Gabbs Valley Prospect with a seismic option under which it elected to drill a well and earn a 30% interest from Cortez Exploration, Inc. The Company's Chief Executive Officer is a member of the Board of Directors of both CECN and its parent company Coastal Energy Company (formerly PetroWorld Corporation) and owns approximately 1.63 (%) percent of the parent Company which is traded on the AIM Exchange in London and the Toronto Venture Exchange in Toronto. Accounts receivable from Coastal totaled $4,449 at March 31, 2007.

On May 1, 2007, after further testing the Cobble Cuesta 1-12-12N-34E, the Company decided to plug and abandon the well since no hydrocarbons were recovered. The Company has recognized impairment expenses of $809,750 for the three month period ending March 31, 2007 which represents its share of capitalized drilling costs and estimated costs to plug and abandon the well (See
Note 4).

4. SUBSEQUENT EVENTS

On May 1, 2007 the Company announced it had re-entered and completed testing on the Empire Cobble Cuesta 1-12-12N-34E, Nye County, Nevada well. As no hydrocarbons were found, the Company has taken steps to plug and abandon the well. The Company plans to analyze data obtained from the Cobble Cuesta test well to determine if further drilling is warranted. As of March 31, 2007 the Company has capitalized $789,750 of well equipment and intangible drilling costs related to the Cobble Cuesta test well which have been expensed in the three month period ending March 31, 2007.

In April, 2007 the Company completed a private placement of it common stock with total shares issued of 5,000,000 with an aggregate purchase price of $1,000,000. The private placement also included issuance of 1,250,000 warrants which have an exercise price of $.50 per share. Approximately $275,000 of the funds were used to pay for the Company's costs associated with the re-entry and testing of the Cobble Cuesta 1-12 well in the Gabbs Valley Prospect in Nevada and the remaining funds will be used for general Corporate purposes.

                          EMPIRE PETROLEUM CORPORATION
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2006

                              REPORT OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Empire Petroleum Corporation

We have audited the accompanying balance sheet of Empire Petroleum Corporation as of December 31, 2006, and the related statements of operations, changes in stockholders' equity and cash flow for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empire Petroleum Corporation as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 6 to the financial statements the Company adopted Statement of Financial Accounting Standards No. 123 (R), "Share-Based Payment".

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has been incurring significant losses and has a significant working capital deficiency at December 31, 2006. The ultimate recoverability of the Company's investment in its oil and gas interests is dependent upon the existence, discovery and development of economically recoverable oil and gas reserves and the ability of the Company to obtain necessary financing to carry out its exploration and development program. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plan concerning this matter is also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                     /s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP
                                     ----------------------------------------
                                     Tulsa, Oklahoma
                                     April 2, 2007

                  FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006

                                  BALANCE SHEET

                                     ASSETS                        December 31,
                                                                       2006
                                                                   ------------
Current assets:
     Cash                                                          $     60,786
     Accounts receivable (net of allowance of $3,750)                    90,145
                                                                   ------------
         Total current assets                                           150,931
                                                                   ------------
Property & equipment, net of accumulated depreciation and
   depletion                                                          1,799,672
                                                                   ------------
                                                                   $  1,950,603
                                                                   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities                      $    111,522
     Accounts payable to related party                                  274,682
     Note payable                                                       106,121
                                                                   ------------
         Total current liabilities 492,325 Long term liabilities:
     Asset retirement obligation                                         18,000
                                                                   ------------
         Total liabilities                                              510,325
                                                                   ------------
Stockholders' equity
     Common stock-$.001 par value, authorized                            50,080
         100,000,000 shares, issued 50,080,190 shares
     Additional paid in capital                                      10,487,176
     Accumulated deficit                                             (9,096,978)
                                                                   ------------
         Total stockholders' equity                                   1,440,278
                                                                   ------------
                                                                   $  1,950,603
                                                                   ============

See accompanying notes to financial statements.

                          EMPIRE PETROLEUM CORPORATION

                            STATEMENTS OF OPERATIONS

                     Years ended December 31, 2006 and 2005

                                                       2006            2005
                                                   ------------    ------------
Revenue:
     Petroleum sales                               $    102,476    $     57,588
Costs and expenses:
     Operating expenses                                 161,467          82,870
     General and administrative                         252,353         164,494
     Reversal of accrued lease obligation                     0        (222,561)
     Leasehold impairment                                     0         188,507
                                                   ------------    ------------
                                                        413,820         213,310
                                                   ------------    ------------
Operating loss                                         (311,344)       (155,722)
                                                   ------------    ------------
Other (income) and expense:
     Interest expense                                     6,900           6,900
     Interest income                                       (148)              0
     Miscellaneous                                          (64)         (4,431)
                                                   ------------    ------------
Total other (income) and expense                          6,688           2,469
                                                   ------------    ------------
Net loss                                           $   (318,032)       (158,191)
                                                   ------------    ------------
Net loss per common share                          $       (.01)   $       (.00)
                                                   ------------    ------------
Weighted average number of common shares
  outstanding - Basic and diluted                    45,810,272      40,701,069
                                                   ------------    ------------

See accompanying notes to financial statements

                          EMPIRE PETROLEUM CORPORATION
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended December 31, 2006 and 2005

                                                                  Additional
                                                        Par        Paid in     Accumulated
                                        Shares         Value       Capital       Deficit         Total
                                     -----------   -----------   -----------   -----------    -----------
Balances January 1, 2005              37,830,190   $    37,830   $ 8,418,135   $(8,620,755)   $  (164,790)
Net loss                                    --            --            --        (158,191)      (158,191)
Value of services Contributed by
     Employee                               --            --          50,000          --           50,000
Issuance of Common Stock               5,000,000         5,000       427,125          --          432,125
Stock Purchase Warrant                    67,875        67,875
                                     -----------   -----------   -----------   -----------    -----------
Balances December 31, 2005            42,830,190        42,830     8,963,135    (8,778,946)       227,019
Net loss                                    --            --            --        (318,032)      (318,032)
Value of services contributed by
     employee                               --            --          50,000          --           50,000
Issuance of Stock Options                 31,291        31,291
Issuance of Common Stock               7,250,000         7,250     1,298,075          --        1,305,325
Stock Purchase Warrants                  144,675       144,675
                                     -----------   -----------   -----------   -----------    -----------
Balances December 31, 2006            50,080,190   $    50,080   $10,487,176   $(9,096,978)   $ 1,440,278



See accompanying notes to financial statements

                          EMPIRE PETROLEUM CORPORATION

                            STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2006 and 2005

                                                         2006           2005
                                                     -----------    -----------
Cash flows from operating activities:
Net loss                                             $  (318,032)   $  (158,191)
Adjustments to reconcile net loss to net cash used
  in operating activities:
     Reversal of accrued lease obligation                      0       (222,561)
     Leasehold impairment                                 18,000        188,507
     Value of services contributed by Employee            50,000         50,000
     Stock Option Plan expense                            31,291              0
Change in operating assets and liabilities:
     Accounts receivable                                 (51,293)       (29,643)
     Accounts payable and accrued liabilities            (27,402)       (22,416)
                                                     -----------    -----------
Net cash used in operating activities                   (297,436)      (194,304)
                                                     -----------    -----------
Cash flows from financing activities:
     Advances from related party                               0         60,190
     Proceeds from private equity placement            1,450,000        500,000
                                                     -----------    -----------
Net cash provided by financing activities              1,450,000        560,190
                                                     -----------    -----------
Cash flows from investing activities:
     Lease interest acquisition-Gabbs Valley            (675,000)             0
     Well equipment & drilling costs                    (786,070)             0
                                                     -----------    -----------
Net cash provided by investing activities             (1,461,070)             0
                                                     -----------    -----------
Net increase (decrease) in cash                         (308,506)       365,886
Cash - Beginning                                         369,292          3,406
                                                     -----------    -----------
Cash - Ending                                        $    60,786      $3,69,292
                                                     -----------    -----------

See accompanying notes to financial statements

                          EMPIRE PETROLEUM CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2006 and 2005

General:

On July 20, 2001, Americomm Resources Corporation merged with its wholly-owned subsidiary, Empire Petroleum Corporation, and simultaneously changed the name of the corporation to Empire Petroleum Corporation (the "Company"). Both the merger and name change were effective as of August 15, 2001. Americomm Resources Corporation was originally incorporated in the State of Utah on the 22nd day of August 1983, as Chambers Energy Corporation. On the 7th day of March 1985, the state of incorporation was changed to Delaware by means of a merger with Americomm Corporation, a Delaware corporation formed for the purpose of effecting the said change. In July 1995, the Company changed its name to Americomm Resources Corporation. On August 15, 2001, Americomm Resources and the company merged, and the Company's name was changed to Empire Petroleum Corporation. The Company is involved in oil and gas exploration.

1. Continuing operations:

The ultimate recoverability of the Company's investment in its oil and gas interests is dependent upon the existence and discovery of economically recoverable oil and gas reserves, the ability of the Company to obtain necessary financing to further develop the interests, and upon the ability to attain future profitable production. The Company has been incurring significant losses in recent years and has a significant working capital deficiency as of December 31, 2006.

Virtually all of the Company's assets are invested in the Gabbs Valley and Cheyenne River Prospects, both of which are unproved, that is, they have not been evaluated as being capable of producing economical quantities of reserves. The Company acquired additional leasehold interests in and drilled a test well on its Gabbs Valley Prospect in 2006. Completion of the test well was suspended pending evaluation of the geologic information and the securing of additional capital to continue the evaluation and possibly to complete the well. These efforts are continuing. In addition, the Company is evaluating the viability of the Cheyenne River Prospect.

The continuation of the Company is dependent upon the ability of the Company to attain future profitable operations. These financial statements have been prepared on the basis of United States generally accepted accounting principles applicable to a company with continuing operations, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its obligations in the normal course of operations. Management believes the going concern assumption to be appropriate for these financial statements. If the going concern assumption were not appropriate for these financial statements, then adjustments might be necessary to the carrying value of assets and liabilities, reported expenses and the balance sheet classifications used.

2. Significant accounting policies:

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(a) Capital assets:

The Company uses the successful efforts method of accounting for its oil and gas activities. Costs incurred are deferred until exploration and completion results are evaluated. At such time, costs of activities with economically recoverable reserves are capitalized as proven properties, and costs of unsuccessful or uneconomical activities are expensed.

Capitalized drilling costs are reviewed periodically for impairment. Costs related to impaired prospects or unsuccessful exploratory drilling are charged to expense. Management's assessment of the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such leaseholds impact the amount and timing of impairment provisions. An impairment expense could result if oil and gas prices decline in the future as it may not be economic to develop some of these unproved properties.

(b) Per share amounts:

Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). The computation of basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses.

(c) Income taxes:

The Company accounts for income taxes in accordance with the asset and liability method of accounting for income taxes set forth in SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established if it is more likely than not that some portion of a deferred tax asset will not be realized.

(d) Financial instruments:

The carrying value of current assets and current liabilities approximate their fair value due to the relatively short period to maturity of the instruments.

(e) Stock option plan:

In 2006 the Company adopted SFAS No. 123 (R) Share Based Payment and expenses options granted over the vesting period based on the grant date fair value of the award.

(f) Obligations associated with the retirement of assets

The Company has adopted the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 amended SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and, among other matters, addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, with the associated asset retirement cost capitalized as part of the related asset and allocated to expense over the asset's useful life.

This is a change from the approach taken under SFAS No. 19, whereby an amount for an asset retirement obligation was recognized using a cost-accumulation measurement approach. Under that approach, the obligation was reported as a contra-asset recognized as part of depletion and depreciation over the life of the asset without discounting. The Company applies its analysis to producing wells. The Company has accrued $18,000 at December 31, 2006, which was recorded as an expense since the well costs have been fully impaired.

(g) Recent Accounting Pronouncements

The Financial Accounting Standards Board ("FASB") periodically issues new accounting standards in a continuing effort to improve standards of financial accounting and reporting. The Company has reviewed the recently issued pronouncements and concluded that the following new accounting standards are applicable.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R) that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions using the intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in our statement of operations. Under the adoption options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented ("the retroactive method"). The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of FAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The effective date of the new standard for our financial statements is the quarter ended March 31, 2006. The Company adopted SFAS 123R in 2006 (Note
6).

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" which replaces APB Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes In Interim Financial Statements." This statement changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires voluntary changes in accounting principles be recognized retrospectively to prior periods' financial statements, rather than recognition in the net income of the current period. Retrospective application requires restatements of prior period financial statements as if that accounting principle had always been used. This statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material effect on the Company's financial position or results of operations.

In February 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 155 "Accounting for Certain Hybrid Financial Instruments" amending SFAS No. 133 and SFAS No. 140. SFAS No. 155 eliminates the exemption from applying SFAS No. 133 to securitized financial assets. The provisions of SFAS No. 155 are to be applied to financial instruments issued or acquired during fiscal periods beginning after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on the Company's financial position or results of operations.

FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes" was issued in June, 2006. It clarifies recognition and derecognition criteria for tax positions taken in a return that may be subject to challenge upon audit. If it is "more likely than not", the benefit is to be recognized in the financial statements. Conversely, if the position is less likely than not to be sustained, the benefit should not be recognized. The recognition/derecognition decision should be reflected in the first interim period when the status changes and not deferred to a future settlement upon audit. Tax reserves to cover aggressive positions taken in filed returns are no longer allowable. Each issue must be judged on its own merits and a recognition/derecognition decision recorded in the financial statements. The interpretation is effective for fiscal years beginning after December 15, 2006. This interpretation is not expected to have a material effect on the Company's financial position or results of operations in future periods.

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements" which amends and puts in one place guidance on the use of fair value measurements which had previously been included in various APB Opinions and FASB Standards. No extensions of the use of fair value measurements are contained in this new pronouncement and with some special industry exceptions (e.g., broker-dealers) no significant changes in practice should ensue. The standard is to be applied to financial statements beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to have a material impact on Empire's financial position or results of operations.

Also in September 2006, the FASB issued SFAS No. 158 "Employers' Accounting for Defined Benefit Pension Plans and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R)". This standard requires recognition in the balance sheet of the funded status of pension plans, rather than footnote disclosure which has been current practice. Publicly traded companies are to reflect the new standard in financial statements ending after December 15, 2006 and non-public companies are to apply it in statements ending after June 15, 2007. Because Empire does not maintain a defined benefit pension plan and has no plans to do so, this standard should not have any impact on the Company's financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities". This standard permits entities to choose to measure many financial instruments and certain other items at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. It is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of the standard to have a material effect on its financial statements and related disclosures.

3. Property and equipment:

In 2002, the Company's management determined that an impairment allowance of $6,496,614 was necessary to properly value the Company's oil and gas properties bringing the net book value of the oil and gas properties to $594,915. The basis for the impairment was the determination by the United States Bureau of Land Management ("BLM") that it does not consider the Timber Draw #1-AH well economic. In other words, under the BLM's criteria for economic determination, the well will not pay out the cost incurred to drill and complete the well. However, by authority of the BLM, for the period from April to November 2003, the well was tested for production using production periods of ten days per month. The BLM also advised the Company that since it did not commence another test well prior to August 12, 2002, the Timber Draw Unit had been terminated. Furthermore, a bottom hole pressure survey conducted in April 2002 indicated a limited reservoir for the well. The basis of the impairment described above was calculated using an estimated $10 per acre market price for the leases multiplied by the Company's working interest. During 2003, the Company recorded impairment charges of $266,778 based on working interest percentages granted to a third party for performance of certain activities and management's assessment of certain undeveloped lease values. During 2004, pursuant to the Farmout Agreement, a third party conducted a seismic survey and drilled a test well in the Cheyenne River Prospect. As a result of the reduction in the Company's working interest, a further impairment charge of $188,507 was recorded in 2005. The net book value of the Company's interest in the Cheyenne River Prospect at December 31, 2006 is $139,630.

In 2003, the Company acquired a 10% interest in the Gabbs Valley Prospect of Western Nevada by issuing 2,000,000 shares of Company stock. The Company has recorded its investment at $200,000. In 2005, the Company conducted a seismic survey of the Gabbs Valley Prospect based on the results of the seismic survey, during 2006, the Company entered into an agreement to increase its working interest in the prospect to 40% by paying $675,000 plus 55% of the drilling costs through completion. The Company contracted a drilling rig, which commenced drilling the Empire Cobble Cuesta 1-12-12N-34E, Nye County, Nevada in September 2006. After reaching a depth of 5,195 feet the Company ceased drilling operations, ran electronic logs, installed a wellhead, and conditioned the hole so that it might be re-entered or deepened at a later date. The Company has conducted an extensive review of the data obtained from the drilling and logging operation and plans to resume testing in 2007. The total gross acres of this prospect was increased to 75,721 acres by the acquisition of 30,917 acres from the U. S. Department of Interior in June, 2006 at a cost of $36,689. The Company's portion of well equipment and intangible drilling costs to date amounts to $786,070. The total cost of the Company's investment in the Gabbs Valley Prospect at December 31, 2006 is $1,661,070.

The Company's other property and equipment, totaling $2,561 at December 31, 2006, consists entirely of office furniture, fixtures and equipment, which are fully depreciated.

4. NOTES PAYABLE:

In December 2001, the Company executed a note with Weatherford U.S., L.P. to satisfy an outstanding indebtedness for service in the drilling of the Timber Draw #1-AH well. The principal amount of this note was $108,334 with interest payments at 10% per annum commencing on May 27, 2001, until all interest and principal amounts are paid in full. Timely payments were made in accordance with the terms of this note through March 2002. In April 2002, the "payee" of this note agreed to a revised payment schedule extending final payment of $66,997 from April 10, 2002, until June 10, 2002. In connection with this payment schedule, an initial payment of $10,000 was made in April 2002, however, since that time, no further payments have been made. At December 31, 2006, the Company has accrued a liability of $106,121 in connection with this note.

5. Capital Stock:

In 2005, the Company raised $500,000 of net proceeds by selling 5,000,000 shares of newly issued common stock along with warrants to purchase 1,250,000 shares of common stock which, subject to certain restrictions, may be exercised for a period of one year at an exercise price of $0.25. Proceeds of the original placement were allocated $67,875 to common stock warrants and $432,125 to common stock and paid in capital. The value assigned to the warrants was determined using the Black-Scholes option valuation method with the following assumptions: no dividend yield, expected volatility of 154%, risk free interest rate of 3.28% and expected life of one year. In 2006, the warrants were extended twice; the extensions reduced the value of the warrants to $18,250. Assumptions used for the extensions were: no dividend yield, expected volatility of 153%, risk free interest rate of 4.86% and expected life of 6 months. Subsequent to December 31, 2006 the warrants were extended to August 2007.

In 2006, the Company raised an additional $1,450,000 of net proceeds by selling 7,250,000 shares of newly issued stock along with warrants to purchase 1,812,500 shares of common stock, which, subject to certain restrictions, may be exercised for a period of one year at an exercise price of $0.50. Proceeds of the placement were allocated $144,675 to common stock warrants and $1,305,325 to common stock and paid in capital. The value assigned to the warrants was determined using the Black-Scholes option valuation method with the following assumptions: no dividend yield, expected volatility of 148% risk-free interest rate of 5.09% and an expected life of one year.

6. Stock options:

Under a stock option plan adopted in 1995, the Company had the discretion to grant options for up to 1,600,000 shares of common stock until May 15, 2005 at which time the plan terminated except to the extent necessary to govern outstanding options. Stock options granted under the plan expire ten years from the date of grant plus 30 days. The exercise price of the options is the fair market value on the date of grant.

At the Company's 2006 Annual Meeting of Stockholders, the stockholders approved the 2006 Stock Incentive Plan ("the Plan"). The Plan permits the issuance of stock options, restricted stock awards, and performance shares to employees, officers, directors, and consultants of the Company. Initially, and until such time as the Board creates a Compensation Committee, the Board of Directors will administer the Plan. The total number of shares of common stock that may be issued pursuant to awards under the Plan is 5,000,000. Under the Plan, no participant may receive awards of stock options that cover in the aggregate more than 500,000 shares of common stock in any fiscal year. Unless terminated by the Board, or upon the granting of awards covering all of the shares subject to the Plan. The Plan shall terminate on June 5, 2016.

The Company has adopted SFAS No. 123(R) "Share-Based Payment" in the first quarter of 2006 and expenses the cost of options granted over the vesting period of the option based on the grant-date fair value of the award. For the year ended December 31, 2006, the Company recognized an expense of $31,291 related to Options granted under the Plan.

Fair values were estimated at the date of grant of the options, using the Black-Scholes option valuation model with the following weighted average assumptions: risk-free interest rate of 5.07%, volatility factor of the expected market price of the Company's common stock of 144%, no dividend yield on the Company's common stock, and a weighted average expected life of the options of
9.62 years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. For purposes of determining the expected life of the options, the Company utilizes the Simplified Method as defined in Staff Accounting Bulletin No. 107 issued by the Securities and Exchange Commission.

In addition options valuation models require the input of highly subjective assumptions including stock price volatility.

As of December 31, 2006, there was no unrecognized compensation expense related to nonvested share-based compensation arrangements under the Plan.

A summary of the Company's Incentive Plan as of December 31, 2005 and changes during the year is presented below:

                                                                Weighted Average
                                                 Shares          Exercise Price
                                                 ------          --------------
Outstanding at Beginning of Year 2006            575,000               .65
Granted                                          190,000               .22
Cancelled or Exercised                           (10,000)              .53
Outstanding at End of Year 2006                  755,000               .54

During the year ended December 31, 2006 the Company granted options of 190,000 shares of common stock at an average exercise price of $0.22.

The following table summarizes information about stock options outstanding at December 31, 2006:

           Options Outstanding                      Options Exercisable
           -------------------                      -------------------
                               Weighted
                               Average       Weighted                 Weighted
  Range of       Number       Remaining       Average      Number      Average
  Exercise     Outstanding   Contractual     Exercise   Exercisable   Exercise
   Prices      At 12/31/06       Life          Price    At 12/31/06     Price
------------   -----------   -----------     --------   -----------   --------
$0.10-$1.375     755,000      5.21 Years       $0.54      755,000       $0.54

No options were granted in 2005.

7. Income taxes:

The provision for income taxes differs from the amount obtained by applying the Federal income tax rate of 34% to income before income taxes. The difference relates to the following items:

                                              2006                2005
                                           ----------          ----------
Statutory tax rate                                34%                34%
                                           ----------          ----------
Expected tax benefit                       $ (102,000)         $  (54,000)
Benefit of losses not recognized              102,000              54,000
                                           ----------          ----------
Tax provision (benefit) as reported        $      --           $      --
                                           ----------          ----------

The components of deferred income taxes at December 31, 2006 are as follows:

Deferred tax assets:
   Loss carry-forwards                               $ 1,017,000
   Valuation allowance                                  (500,000)
                                                     -----------
                                                         517,000
Deferred tax liabilities:
   Property and equipment                                517,000
                                                     -----------
Net deferred taxes                                   $       --
                                                     -----------

At December 31, 2006, the Company had net operating loss carryforwards of approximately $2,996,000 which expire beginning in 2011.

Utilization of the Company's loss carryforwards is dependent on realizing taxable income. Deferred tax assets for these carryforwards have been reduced by a valuation allowance.

8. Oil Sale Revenue

The Company currently records revenue from petroleum sales when received from the operator of the well. Oil Sale Revenue is reported net of working interest and overriding royalty amounts due. Prior to 2006, the Company was responsible for distributing allocable portions of oil sale revenue to working interest and royalty owners for production in the Cheyenne River Prospect. Accordingly, a liability for estimated royalty payments was recorded when oil sale proceeds were received since a division order had not been completed, certain amounts were credited to royalties payable until the division order issue was resolved.

In 2006, Division Orders were completed on the Timber Draw and Hooligan Draw Units. Based on those Division Orders, the current operator disbursed royalty payments to overriding royalty interest owners which were approximately $49,000 lower Than the undistributed and previously accrued amounts, and this amount is credited to petroleum sales.

9. Related party transactions:

During 2005, the Company's Chief Executive Officer advanced an additional $60,190 for operating expenses which the Company has recorded in accounts payable to related party in the accompanying balance sheet.

Coastal Energy Company Nevada (formerly PetroWorld Nevada Corp.) is a participant in the Gabbs Valley Prospect with a seismic option under which it has elected to drill a well and earn a 30% interest from Cortez Exploration, LLC. The Company's Chief Executive Officer is a member of the Board of Directors of its parent company Coastal Energy Company (formerly PetroWorld Corporation) and owns approximately 1.63(%) percent of the parent Company which is traded on the AIM Exchange in London and the Toronto Venture Exchange in Toronto. Accounts receivable from Coastal totaled $56,165 at December 31, 2006. Such Amount was paid as of February 13, 2007.

10. Operating lease:

The Company leases office space under a month to month operating lease agreement with an unrelated party. Monthly lease payments are $994 per month.

Rent expense for each of the years ended December 31, 2006 and 2005, respectively, was $11,930 and $11,930.

11. Contingencies:

The Company's former management (Messrs. McGrain and Jacobsen) entered into a lease agreement for office space in Canada. This office was closed after Messrs. McGrain and Jacobsen resigned as officers of the Company. This lease agreement called for monthly lease and tax payments of approximately $6,834 (Canadian) through April of 2006. The Company accrued its obligation under the lease through the first quarter of 2005. During the second quarter of 2005, the Company determined that the statute of limitations had expired with respect to its obligation under the lease. Accordingly, in 2005 the Company reversed expenses of $222,561 previously recorded for the lease.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Eleventh Article of our Certificate of Incorporation states:

         "ELEVENTH: (a) Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         (b) Indemnification and Insurance.

         (i) Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation may indemnify and hold harmless in such manner any person designated by the Board of Directors, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise; provided, however, that except as provided in subsection (b) (ii) of this Section, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. In the event a director or officer of the Corporation shall serve as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise in which the Corporation maintains an investment or maintained an investment at the time such person assumed such position, it shall be conclusively presumed for purposes of the indemnification provided for in subsection (B) above that such service has been undertaken at the request of the Corporation. The foregoing presumption shall apply regardless of whether such director or officer is serving such entity at the request of a third party or that his or her service with such entity was commenced prior to the effectiveness of this Article of the Certificate of Incorporation or prior to his or her becoming an officer or director of the Corporation. The right to indemnification conferred herein shall be a contract right based upon an offer from the corporation which shall be deemed to have been made to a person subject to subsection (b)(1)(A) on the date hereof and to a person subject to subsection
(b)(i)(B) on the date designated by the Board of Directors, shall be deemed to be accepted by such person's service or continued service as a director or officer of the corporation for any period after the offer is made and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees or agents of, the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         (ii) Right of Claimant to Bring Suit. If a claim under Section (b)(i) of this Article is not paid in full by the corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         (iii) Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         (iv) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         (v) Retroactivity: Severability. The provisions of this subsection (b) shall apply to any claim, action, suit and proceeding, civil or criminal, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions, or alleged acts or omissions, which heretofore have taken place. If any subsection of this Section (b) shall be deemed to be invalid or ineffective in any proceedings, the remaining subsections hereof shall not be affected and shall remain in full force and effect."

         Section 1 of Article IX of our Bylaws states:

         "Any and every person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer, employee or agent of this Corporation, or of any corporation, partnership, joint venture, trust or other enterprise which he served as such at the request of this Corporation, shall be indemnified by the Corporation, to the fullest extent permissible under the laws of the State of Delaware, against any and all reasonable expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and necessarily incurred by him in connection with the defense of any such action, suit or proceeding. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled apart from this provision. The Board of Directors is authorized to provide for the discharge of the Corporation's responsibilities under this Article by way of insurance or any other feasible and proper means."

         Section 102 of the General Corporation Law of the State of Delaware (the "DGCL") allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

         Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by us relating to the sale of common stock being registered. All amounts will be paid for by us and all amounts are estimates except the SEC registration fee.

         SEC registration fee                                   $    48.18
         Transfer or agent fees and expenses                    $    1,000
         Printing and shipping expenses                         $        0
         Legal fees and expenses                                $   15,000
         Accounting fees and expenses                           $    1,750
         Miscellaneous                                          $    1,000

                  Total                                         $18,798.18
                                                                ----------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         We completed a private placement on June 8, 2005, to five accredited investors of 5,000,000 shares of our common stock, par value $0.001 per share, along with warrants to purchase up to 1,250,000 shares of our common stock at an exercise price of $0.25 for an aggregate purchase price of $500,000. The original warrants, which expired in June 2006, have been extended to expire in December 2007. The offers and sales related to the shares described above were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from the registration requirements of that act provided by Section 4(2) thereof and Regulation D promulgated by the Securities and Exchange Commission thereunder. Each of the investors in the private placement is a sophisticated accredited investor with the experience and expertise to evaluate the merits and risks of an investment in our stock and the financial means to bear the risks of such an investment. In addition, each investor was provided access to all of the material information regarding us that such investor would have received if the offer and sale of the securities had been registered.

         During the nine months ended September 30, 2006, we received subscriptions from 15 accredited investors for 7,250,000 shares of our common stock, par value $0.001 per share, along with warrants to purchase up to 1,812,500 shares of our common stock at an exercise price of $0.50 for an aggregate purchase price of $1,450,000. The original warrants, which are set to expire in September 2007, have been extended to expire in December 2007.. The offers and sales related to the shares described above were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from the registration requirements of that act provided by Section 4(2) thereof and Regulation D promulgated by the Securities and Exchange Commission thereunder. Each of the investors in the private placement is a sophisticated accredited investor with the experience and expertise to evaluate the merits and risks of an investment in our stock and the financial means to bear the risks of such an investment. In addition, each investor was provided access to all of the material information regarding us that such investor would have received if the offer and sale of the securities had been registered.

         We completed a private placement to 9 accredited investors on April 4, 2007, of 5,000,000 shares of our common stock, par value $0.001 per share, along with warrants to purchase up to 1,250,500 shares of our common stock at an exercise price of $0.50 for an aggregate purchase price of $1,000,000. Subject to certain provisions regarding early termination, the warrants may be exercised at any time from the date of issuance until one year after the date of issuance. The offers and sales related to the securities described above were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from the registration requirements of that act provided by section 4(2) thereof and Regulation D promulgated by the Securities and Exchange Commission thereunder. Each of the 9 investors in the private placement is a sophisticated accredited investor with the experience and expertise to evaluate the merits and risks of an investment in our securities and the financial means to bear the risks of such an investment. In addition, each investor was provided access to all of the material information regarding us that such investor would have received if the offer and sale of the securities had been registered.

ITEM 27. EXHIBITS

Exhibit No.         Description
-----------         -----------

3.1 Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 of the Company's Form 10-QSB for the period ended September 30, 1995, which was filed November 6, 1995).

3.2 Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-QSB for the period ended March 31, 1998, which was filed May 15, 1998).

5* Opinion of Conner & Winters, LLP regarding the legality of the securities.

10.1 1995 Stock Option Plan (incorporated herein by reference to Appendix A of the Company's Form DEFS 14A dated June 13, 1995, which was filed June 14, 1995).

10.2     Form of Stock Option Agreement (incorporated herein by reference to
         Exhibit 10(g) of the Company's Form 10-KSB for the year ended December 31, 1995, which was filed March 29, 1996).

10.3 Americomm Cheyenne River Development Prospect Agreement dated March 4, 1998 by and among the Company, Fred S. Jensen, Richard A. Bate, A. R. Briggs and Thomas L. Thompson (incorporated herein by reference to Exhibit 10(j) of the Company's Form 10-QSB for the period ended June 30, 1998, which was filed August 12, 1998).

10.4 Farmout Agreement dated November 15, 2000 by and among the Company and the other parties named therein (incorporated hereby reference to Exhibit 10(e) of the Company's Form 10-KSB for the year ended December 31, 2000, which was filed March 29, 2001).

10.5 Letter Agreement dated May 8, 2003 between the Company and O. F. Duffield (incorporated herein by reference to Exhibit 10.6 of the Company's Form 10-KSB for the year ended December 31, 2003, which was filed March 30, 2004).

10.6 Farmout Agreement dated May 7, 2004 by and among the Company and certain other parties named therein (incorporated herein by reference to Exhibit 10 of the Company's Form 10-QSB for the period ended June 30, 2004, which was filed on August 2, 2004).

10.7 Assignment and Novation dated September 1, 2004 relating to the Farmout Agreement dated May 7, 2004. (incorporated herein by Reference in the Company's Form 10-KSB for the year ended December 31, 2004, which was filed March 31, 2005).

10.8 2006 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Company's 2006 Proxy Statement on Schedule 14A dated May 10,
         2006).

10.9 Form of Non-qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K dated June 5, 2006, which was filed on June 9, 2006).

10.10 Form of Non-qualified Stock Option Agreement for Non-employee Directors (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K dated June 5, 2006, which was filed on June 9, 2006).

10.11 Form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.4 to the Company's Form 8-K dated June 5, 2006, which was filed on June 9, 2006).

10.12 Form of Securities Purchase Agreement entered into between Empire Petroleum Corporation and certain accredited investors in connection with 2006 private placement (incorporated herein by reference to Exhibit 10.1 to the Company's Form 10-QSB for the period ended June 30, 2006, which was filed on August 23, 2006).

10.13 Form of Securities Purchase Agreement entered into between Empire Petroleum Corporation and certain accredited investors in connection with 2007 private placement (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K dated April 4, 2007, which was filed on April 10, 2007).

23*      Consent of Tullius Taylor Sartain & Sartian LLP.

24*      Power of attorney.

* Provided herewith.

ITEM 28. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tulsa, State of Oklahoma, on July 3, 2007.


                                         Empire Petroleum Corporation.

                                         By: /s/ Albert E. Whitehead
                                             ----------------------------------
                                             Albert E. Whitehead, Chairman,
                                             Chief Executive Officer



         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Albert E. Whitehead his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, any lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

       SIGNATURE                           TITLE                        DATE

/s/ Albert E. Whitehead       Chairman, Chief Executive Officer     July 3, 2007
--------------------------
Albert E. Whitehead

/s/ John C. Kinard            Director                              July 3, 2007
--------------------------
John C. Kinard

                              Director                              July _, 2007
--------------------------
Montague H. Hackett, Jr.

                                INDEX TO EXHIBITS

Exhibit No.         Description
-----------         -----------

3.1 Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 of the Company's Form 10-QSB for the period ended September 30, 1995, which was filed November 6, 1995).

3.2 Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-QSB for the period ended March 31, 1998, which was filed May 15, 1998).

5* Opinion of Conner & Winters, LLP regarding the legality of the securities.

10.1 1995 Stock Option Plan (incorporated herein by reference to Appendix A of the Company's Form DEFS 14A dated June 13, 1995, which was filed June 14, 1995).

10.2     Form of Stock Option Agreement (incorporated herein by reference to
         Exhibit 10(g) of the Company's Form 10-KSB for the year ended December 31, 1995, which was filed March 29, 1996).

10.3 Americomm Cheyenne River Development Prospect Agreement dated March 4, 1998 by and among the Company, Fred S. Jensen, Richard A. Bate, A. R. Briggs and Thomas L. Thompson (incorporated herein by reference to Exhibit 10(j) of the Company's Form 10-QSB for the period ended June 30, 1998, which was filed August 12, 1998).

10.4 Farmout Agreement dated November 15, 2000 by and among the Company and the other parties named therein (incorporated hereby reference to Exhibit 10(e) of the Company's Form 10-KSB for the year ended December 31, 2000, which was filed March 29, 2001).

10.5 Letter Agreement dated May 8, 2003 between the Company and O. F. Duffield (incorporated herein by reference to Exhibit 10.6 of the Company's Form 10-KSB for the year ended December 31, 2003, which was filed March 30, 2004).

10.6 Farmout Agreement dated May 7, 2004 by and among the Company and certain other parties named therein (incorporated herein by reference to Exhibit 10 of the Company's Form 10-QSB for the period ended June 30, 2004, which was filed on August 2, 2004).

10.7 Assignment and Novation dated September 1, 2004 relating to the Farmout Agreement dated May 7, 2004. (incorporated herein by Reference in the Company's Form 10-KSB for the year ended December 31, 2004, which was filed March 31, 2005).

10.8 2006 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Company's 2006 Proxy Statement on Schedule 14A dated May 10,
         2006).

10.9 Form of Non-qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K dated June 5, 2006, which was filed on June 9, 2006).

10.10 Form of Non-qualified Stock Option Agreement for Non-employee Directors (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K dated June 5, 2006, which was filed on June 9, 2006).

10.11 Form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.4 to the Company's Form 8-K dated June 5, 2006, which was filed on June 9, 2006).

10.12 Form of Securities Purchase Agreement entered into between Empire Petroleum Corporation and certain accredited investors in connection with 2006 private placement (incorporated herein by reference to Exhibit 10.1 to the Company's Form 10-QSB for the period ended June 30, 2006, which was filed on August 23, 2006).

10.13 Form of Securities Purchase Agreement entered into between Empire Petroleum Corporation and certain accredited investors in connection with 2007 private placement (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K dated April 4, 2007, which was filed on April 10, 2007).

23*      Consent of Tullius Taylor Sartain & Sartian LLP.

24*      Power of attorney.

* Provided herewith.